As filed with the Securities and Exchange Commission on August 28, 2006

Registration Statement No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

MED-EMERG INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

3842
N/A	(Primary Standard Industrial	Province of Ontario, Canada
(I.R.S. Employer Identification Number)	Classification Code Number)	(State or Other Jurisdiction of Incorporation
or Organization)
___________

       6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

CT Corporation Systems
111 Eighth Avenue
New York, New York 10011
(212) 894-8400

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
___________

Copies To:
David Aboudi, Esq.
Aboudi & Brounstein

3 Gavish Street

Kfar Saba, 44641, Israel

972-9-764-4833

 ___________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

i

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

================================================================================
                                       Proposed
                                       maximum        Proposed
                                       offering       maximum
Title of each                            price        aggregate     Amount of
class of securities    Amount to be       per          offering   registration
to be registered      registered (1)     share          price         fee
--------------------------------------------------------------------------------
Common Shares, no par

value per share       50,170,897         0.25 (1)   $12,542,724

Common Shares, no par

value per share

issuable upon exercise

of warrants            3,097,500        $0.50 (2)     1,548,750

Common Shares, no par

value per share

issuable upon

exercise of

warrants                 450,000        $1.00 (2)       450,000

TOTAL                 53,718,397                    $14,541,474      $ 1,562.20

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on August 24, 2006, which was $.0.25 per share.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of such security.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED ________, 2006

PROSPECTUS

MED-EMERG INTERNATIONAL, INC.

53,718,397 Common Shares

This prospectus relates to the resale by the selling stockholders of up to 53,718,397 of our common shares, no par value (“Common Shares”), including 36,389,647 Common Shares and up to 17,328,750 Common Shares issuable upon the conversion of convertible securities and the exercise of currently exercisable warrants and options. All of the shares are being offered by the selling shareholders named in this Prospectus. The selling shareholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. The proceeds from the sale of the shares will be received directly by the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

Each of the selling shareholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933.

Our Common Shares are traded on the OTC Bulletin Board under the symbols “MDER”. The last reported sale price of our Common Shares on August 25, 2006 as quoted on the OTC Bulletin Board was $0.18.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS,” BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                , 2006

PRINCIPAL EXECUTIVE OFFICE:

Med-Emerg International Inc.
6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368

TABLE OF CONTENTS

TABLE OF CONTENTS

                                                                 PAGE

PROSPECTUS SUMMARY

1

RISK FACTORS

3

USE OF PROCEEDS

8

DESCRIPTION OF THE AGREEMENTS WITH CALIAN

8

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

10

DIVIDEND POLICY

11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

    FINANCIAL OPERATION

11

BUSINESS

25

DESCRIPTION OF PROPERTY

30

LEGAL PROCEEDINGS

31

MANAGEMENT

32

EXECUTIVE COMPENSATION

35

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

38

SELLING STOCKHOLDERS

38

PLAN OF DISTRIBUTION

41

DESCRIPTION OF CAPITAL STOCK

42

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES

    ACT LIABILITIES

43

LEGAL MATTERS

43

EXPERTS

43

WHERE YOU CAN FIND MORE INFORMATION

43

INDEX OF CONDENSED FINANCIAL STATEMENTS

Q1

INDEX TO FINANCIAL STATEMENTS

F-1

You should rely only on information contained or incorporated by reference in this Prospectus or any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information from that contained or incorporated in this Prospectus. You should not assume that the information contained or incorporated by reference in this Prospectus or any prospectus supplement is accurate as of any date or other than the date on the front of this Prospectus or any prospectus supplement or the dates of the documents incorporated by reference.

The selling shareholders are offering to sell, and seeking offers to buy, our Common Shares only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY THE SECTION TITLED “RISK FACTORS” AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN OUR COMMON SHARES.

MED-EMERG INTERNATIONAL INC.

Med-Emerg International Inc., a company organized under the laws of Ontario, Canada, is an established health care solutions provider. Founded in 1983 by Dr. Ramesh Zacharias, our current Chief Executive Officer, in response to a shortage of emergency physicians in rural Ontario hospitals, we have expanded to offer a wide variety of healthcare staffing solutions and medical services to governments, communities and facilities across Canada.

With the Canadian Healthcare system facing continuous challenges on several fronts, we believe that opportunities exist to deliver innovative health care solutions in Canada. Demand for more complex services from an ageing population, the capital and human resource requirements of new lifesaving technology and the need to retrofit existing ageing facilities all place strain on the system. The situation is exacerbated by burn-out in the workplace caused by declining enrolments in health professions and increased levels of retirement by the existing practitioners. The increasing severity of the condition now manifests itself in daily headlines announcing long waiting lists for elective surgery, shortages of family physicians and the governments struggle to keep pace with the ever increasing costs of a publicly funded, universally available healthcare system.

Our operations are comprised of three distinct businesses: staffing solutions (“Staffing Solutions”), medical services (“Medical Services”) and health consulting services (“Healthcare Consulting Services”). Our Staffing Solutions currently provide physician-staffing services to more than 50 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities. Our Medical Services, many of which are delivered through wholly owned subsidiaries, include chronic pain management and intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics and family medical clinics. Finally, our Healthcare Consulting Services provides custom solutions for governments and national and provincial bodies on a variety of matters including primary care renewal, project evaluation, and healthcare human resource planning.

We currently employ staff covering several categories of healthcare professionals including physicians, nurse practitioners and nurses.

RECENT DEVELOPMENTS

On July 11, 2006, we and Calian Technologies Ltd. (“Calian”) entered into an agreement settling the litigation between us that we initiated. This litigation is discussed in further detail in this Prospectus. See "Business – Legal Proceedings". Pursuant to the settlement, Calian paid to us CDN $2 million (equal to approximately $1.8million). Calian is a competitor of ours and is engaged in the business of contract staffing. Concurrent with the settlement of the outstanding litigation, we sold to Calian 8,750,000 shares of our newly designated Series I Special Shares (the “Series I Shares”) for aggregate gross proceeds of approximately CDN $3.5 million (equal to approximately $3.1million). At the closing of the purchase of the Series I Shares, we received CDN $1.75 million (equal to approximately $1.57 million). The remainder of the purchase price of CDN $1.75 million (equal to approximately $1.57 million) has been deposited into escrow and will be paid to us as follows: (i) the amount of CDN $0.875 million (equal to approximately $0.785 million) is to be remitted  forthwith to us following the filing of the registration statement of which this Prospectus forms a part covering the resale of the Common Shares underlying the Series I Shares (the “Registration Statement”) and the (ii) remainder of the consideration will be paid at such time as the Registration Statement has been declared effective. In the agreements  between us and Calian, we undertook to file the Registration Statement.

In addition, we are also including in this Registration statement an additional 44,968,036 Common Shares held by or issuable upon the exercise of certain warrants and options previously granted to other stockholders, of which 42,197,915 shares are held by or issuable to our officers and directors. The terms and provisions applicable to the Series I Shares and the rights and privileges granted to Calian, as well as the terms and provision applicable to the other shares being registered are discussed in further detail in this Prospectus under the caption "Description of the Agreements with Calian" and “Selling Stockholders”.

CORPORATE INFORMATION

Our principal offices are located at 6711 Mississauga Road, Suite 404, Mississauga, Ontario L5N 2W3 Canada and our telephone number is (905) 858-1368. We maintain a website at www.med-emerg.com. Information contained on our website is not part of this Prospectus.

All references to “we,” “our,” or “us” in this Prospectus refer to Med-Emerg International, Inc., an Ontario corporation, and our subsidiaries.

RISK FACTORS

Investing in our Common Shares involves significant risk. You should consider the information under the caption “RISK FACTORS” beginning on page 3 of this Prospectus in deciding whether to purchase the Common Shares offered under this Prospectus.

THE OFFERING

Securities offered by the

Selling Stockholders

53,718,397 Common Shares,  including 36,389,647 Common Shares and up to 17,328,750 Common Shares underlying previously issued convertible securities, warrants and options, assuming  full exercise or conversion of these securities.  Of the shares being offered hereunder, 42,198,416 Common Shares (including 8,808,768 Common Shares issuable upon the exercise of warrants) are held by our officers and directors.

Shares outstanding before the

Offering

58,277,696  Common Shares. (1)

Use of Proceeds

We will not receive any proceeds from the sale of the Common Shares by the selling shareholders.

 (1) As of August 25, 2006. Does not include (a) up to an aggregate of 1,435,000 Common Shares issuable upon exercise of options granted under our Equity Incentive Stock Option Plan and our Non-Employee Director Stock Option Plan; (b) 1,437,500 Common Shares issuable on the exercise of Common Stock purchase warrants; (c) 8,478,750 Common Shares issuable upon exercise of certain other outstanding options and warrants and (d) 8,750,000 Common Shares issuable on the conversion of Series I Shares.

RISK FACTORS

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON SHARES IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Risks Related to our Business

We have incurred operating losses.

We incurred net income attributable to common shareholders of  $761,405 (on revenues of $9,471,328) for the six months ended  June 30, 2006 compared to a net loss of $681,426 (on revenues of $6,090,045) for the six months ended June 30, 2005 and net loss attributable to common shareholders of $856,557 (on revenues of $14,392,647) during the year ended December 31, 2005 compared to a net loss of $795,796 (on revenues of $9,496,569) during the year ended December 31, 2004. As of June 30, 2006, we had an accumulated shareholders’ equity balance of $956,966. We cannot assure you that we will operate profitably in the future.

Our resources may not be sufficient to manage our expected growth.

We anticipate a period of significant growth, which we expect to place a strain on our administrative, financial and operational resources. Our ability to manage staff and growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, install new management information and control systems and train, motivate and manage our employees. We cannot assure you that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to manage growth effectively, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results, prospects and financial condition could be materially adversely affected.

Provincial laws regarding the corporate practice of medicine may adversely affect our business.

Business corporations are legally prohibited in many Canadian provinces from providing or holding themselves out as providers of medical care. While we have structured our operations to comply with the corporate practice of medicine and the laws of the provinces in which we operate and will seek to structure our operations in the future to comply with the laws of any province in which we plan to operate, we cannot assure you that, given varying and uncertain interpretations of such laws, we would be found to be in compliance with restrictions on the corporate practice of medicine in such province. If it is determined that we are in violation of applicable restrictions on the practice of medicine in any province in which we operate there could be a material adverse effect on our business if we were unable to restructure our operations to comply with the requirements of such province. Such regulations may limit the jurisdictions in which we can operate, thereby inhibiting our future expansion into potential markets in other jurisdictions.

We could be liable for back payroll taxes and penalties if our independent contractors are reclassified as employees.

We have engaged approximately 130 contractors on a part-time basis, all of which provide services to our clients. We classify all of our contractors as “independent contractors” for all purposes, including employment tax and employee benefit purposes, and therefore we do not pay or withhold any Federal or provincial employment tax with respect to or on behalf of our contractors. We believe that our contractors are not employees under existing interpretations of federal and provincial laws. In a recent ruling by the Canada Revenue Agency, the agency agreed with our position; however, there can be no assurance that federal or provincial authorities will not revisit this issue or that our contractors will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, we were required to pay withholding taxes and pay for and administer added employee benefits to these contractors, ours operating costs would increase. Additionally, if we are required to pay back-up withholding with respect to amounts previously paid to such contractors, we may also be required to pay penalties or be subject to other liabilities as a result of incorrect classification of such contractors. Any of the foregoing circumstances could have a material adverse impact on our financial condition and results of operations, and/or require us to restate financial information from prior periods.

We are exposed to professional liability.

Due to the nature of our business, we and the physicians and nurses who provide services on our behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The sources of potential liability in this regard include the alleged negligence of those physicians and nurses, which are under contract at hospitals and clinics. We currently maintain the following insurance policies: (i) CDN$5,000,000 aggregate per annum (CDN$5,000,000 limit per occurrence) with respect to general commercial liability; (ii) CDN$4,000,000 aggregate per annum (CDN$2,000,000 limit per occurrence) with respect to errors and omissions caused by a negligent act, error or omission by us, or any person for whom we are legally liable, arising out of the conduct of our business; (iii)  CDN$2,000,000 per occurrence with respect to professional liability regarding a contract with the Ministry of Health and Long-Term Care (Ontario); and (iv) CDN$5,000,000 limit per occurrence, no aggregate limit,1` for professional liability including medical malpractice caused by a negligent act, error or omission by us, or any person for whom we are legally liable. In addition, physicians staffed by us maintain their own malpractice insurance. To the extent such physicians may be regarded as our agents in the practice of medicine, there can be no assurance that a patient or client would not sue us for any negligence of such physicians. In addition, in the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover any such liabilities.

Our business is subject to government regulation.

The provision of medical services in Canada is for the most part under provincial jurisdiction. Currently provincial governments are responsible for paying physicians for the provision of insured services to residents of their province. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect our business, financial condition, prospects or results of operations.

Under a combination of statutory provisions, both federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the provincial Schedule of Benefits. The Canada Health Act allows for cash contributions by the federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead to significant reductions in government and other third party reimbursements for certain medical charges. We and our independent contracted physicians are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

The agreements with Calian pursuant to which it purchased 8,750,000 of our newly designated Series I Shares grant to Calian rights that could enable Calian to control or influence our actions in a manner that conflicts with our interests and the interests of our stockholders.

Calian currently holds 8,750,000 shares of our Series I Shares which are currently convertible into an equal number of Common Shares. As a result thereof, Calian is currently deemed to be the beneficial owner of 13% of our Common Shares. Under the agreements with Calian so long as Calian continues to hold 4,375,000 Series I Shares certain specified business actions cannot be taken with out its reasonable consent. In addition, so long as Calian continues to hold 6,562,500 Series I Shares it is entitled to appoint one member to our Board of Directors or, in lieu thereof, an observer. See “Description of the Agreements with Calian”. While our Board of Directors is entitled to exclude Calian’s board designee or observer from participating in board meetings under specified conditions, with regard to Calian’s status as a competitor of ours, Calian’s ability to designate a board member or appoint an observer, together with its rights to veto certain corporate actions may accord it considerable influence over matters affecting us. In addition as a major stockholder, Calian currently is able to exercise significant influence over matters requiring the approval of our stockholders, including the election of directors and the sale of our company. Such a concentration of ownership may also have the effect of delaying or preventing a change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. Any of these facts could decrease the market price of our Common Shares.

 We are dependent on our key employees.

Our success is largely dependent upon the efforts and abilities of Dr. Ramesh Zacharias, our Chief Executive Officer; Sidney Braun, our President and Chief Operating Officer; William Danis, our Chief Financial Officer; and Dr. Donald Ross, our

Vice President of Business Development. If we lose the services of any of Dr. Zacharias, Mr. Braun, Mr. Danis or Dr. Ross, our business could be materially adversely affected. We have not procured key-man life insurance for any of our employees.  On August 28, 2006 Mr. Braun advised us that he intends to resign as our President and Chief Operating Officer to pursue other interests.  Mr. Braun intends to continue as a director of our company.

Our officers and directors beneficially own majority of our outstanding Common Shares and are able to control our company.

Our officers and directors own or have rights to acquire an aggregate of approximately 70% of the voting power of our capital stock. As a result, they are in a position to exercise significant influence over the election of directors and otherwise essentially control the outcome of all matters requiring stockholder approval, subject to Calian's rights to approve certain actions as described above.

We are dependent on the proper functioning of our information systems.

We are dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Additionally, we rely on our information systems in managing our accounting and financial reporting. Our information systems are protected through physical and software safeguards and have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business billing opportunities quickly, to maintain and clinical records reliably, to bill for services efficiently and to maintain our accounting and financial reporting efficiently. Any of these issues could adversely affect our business, financial condition, prospects or results and operations.

We may experience additional losses through the financing of accounts receivables.

One of the services provided by our staffing solutions business is the collection of fees for services performed by our employees and sub-contractors. In the event we do not collect these fees by the time payment is due to the physicians and nurses, we are nevertheless obligated to pay the physicians and nurses for the duties they have fulfilled. In practice, we use our working capital to finance the accounts receivable and pay the physicians and nurses. Historically, bad debts are less than 1% of gross billings since substantially all of the physician services billed to OHIP are for Ontario residents who are automatically covered by OHIP for the medical services performed. However, there can be no assurance that accounts receivables will ultimately be collected from OHIP and the hospitals. Accordingly, there can be no assurance that we will not experience significant losses due to unpaid accounts receivable which we have financed.

We may need additional financing to achieve our growth strategy.

Additional financing may be required to continue to pursue our growth strategy. If we do not obtain additional financing when required, we may be required to modify, delay or abandon some or all of our expansion plans, which may have a material adverse effect on our business, financial condition, prospects and results of operations.

We are subject to litigation, which could result in substantial judgment or settlement costs.

Claims have been made against us for general damages, for breach of contract and in tort. It is possible that further claims will be made against us. The defense of these lawsuits may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business. In addition, an adverse determination or a substantial settlement could have a material adverse effect on our business, financial condition, results of operations, cash flow or future prospects.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by its independent auditors. We are currently planning the documentation and testing of our internal control systems and procedures and considering improvements that may be necessary in order for us to comply with the requirements of Section 404 by the end of 2007. This process will require us to hire additional personnel and outside advisory services and will result in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by our independent auditors. If we are not able to timely comply with the requirements set forth in Section 404, we might be subject to sanctions or investigation by regulatory authorities. Any such action could adversely affect our business, prospects and financial results.

Moreover, because the new and changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Competition in the Healthcare industry may adversely affect our revenues and market position.

The healthcare industry is highly competitive. We compete based on scope, quality and cost of services provided. Many of our existing and potential competitors have substantially greater financial resources available to them. While we believe that we compete effectively on the basis of the quality of our services, the larger resources of our competitors may give them certain cost advantages over us (e.g. in the areas of malpractice insurance, cost, savings from internal billing and collection and a broader scope of services). We also compete with various local physician groups which provide hospitals with emergency staffing alternatives.

Risk Related to investment in a Canadian corporation.

We are incorporated under the Business Corporations Act, Ontario (“OBCA”) and our directors, controlling persons and officers as well as experts named herein, are residents of Canada, Israel or the UK. Moreover, substantial portions of our assets and the assets of such persons are located in Canada, Israel or the UK. As a result, it may be difficult to effect service of process within the United States upon us or such persons or to enforce, in United States federal or state courts, judgments obtained in such courts and predicated on the civil liability provisions of the United States federal or state securities laws.

Risks Related to the Market

There is a limited public market for our securities and there can be no assurance that a public trading market will continue.

Our Common Shares are quoted on the OTC Bulletin Board. Currently, there is no public trading market in Canada for our securities. There are no assurances that a public trading market for our securities in the United States will continue. In any event, because certain restrictions may be placed upon the sale of such securities unless such securities qualify for an exemption from the “penny stock” rules (such as being listed on NASDAQ) some brokerage firms will not effect transactions in our Common Shares and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have a material adverse effect in developing or sustaining an market for such securities.

Currency Fluctuations may adversely affect our operating results.

Revenue denominated in Canadian dollars accounted for all of our revenue for each of the years ended December 31 , 2005, 2004 and  2003. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially, adversely affected.

We may fail to meet the expectations of our investors and analysts, which may cause the market price of our Common Shares to fluctuate or decline.

Analysts frequently issue reports based on the results of a single quarter. Our revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of our Common Shares. This, in turn, may result in the loss of some or all of its shareholders’ investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:

•

The demand for our services;

•

Any change in our ability to attract and retain medical professionals, consultants and customers;

•

the timing and significance of new services and products introduced by us and our competitors;

•

the level of services provided and prices charged by us and by the competition;

•

unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that we must pay payroll taxes for our Canadian contract service providers and penalties for not having done so in the past; and

•

general economic factors.

These factors, many of which are beyond our control, substantially curtail an investor’s ability to predict our future performance based on our past performance, as do many of the other risks discussed in this Prospectus. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. There can be no assurance that even positive results of operations will not negatively affect the market price of our Common Shares.

Substantial resales of our Common Shares could depress the share price of our Common Shares.

The market price of our Common Shares could decline, perhaps significantly, as a result of resales of a large number of Common Shares in the public market or even the perception that such resales could occur. In addition, we have filed a post effective amendment to a registration statement of ours registering the resale of up to 1,437,000 of our Common Shares.   We also have a substantial number of options, warrants and other securities convertible into Common Shares outstanding that may be exercised in the future.

These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

We have not paid and do not intend to pay cash dividends in the foreseeable future.

We have not paid any cash dividends on our Common Shares and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as the board of directors deems relevant.

Our board of directors may issue preferred stock and Common Shares, which could adversely affect the value of our securities.

Our certificate of incorporation authorizes the issuance of an unlimited number of Common Shares and ‘blank check” preferred shares with such designations, rights and preferences as may be determined from time to time by the board. Accordingly, our board is empowered without shareholder approval, to issue an unlimited number of common shares for any purpose and/or issue preferred shares with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Common Shares and adversely affect the relative voting power or other rights of the holders of our Common Shares. The issuance of preferred shares or Common Shares may be used under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. While we no present intention to issue any of additional preferred shares for such purpose, there can be no assurance that we will not issue preferred shares or Common Shares in the future.

Our Common Shares are subject to penny stock regulations.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the United States Securities and Exchange Commission. Our common shares are penny stocks within the meaning of these rules. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customers account In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchasers written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “anticipates”, “expects”, “intends”, “forecasts”, “plans”, “believes”, “seeks”, “estimates”, “may”, “will”, and similar expressions identify forward-looking statements. These statements include, without limitation, comments regarding: changes in business and economic conditions, competition with healthcare providers, timing and receipt of government approvals and availability of external financing.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this Prospectus:

•  unexpected changes in business and economic conditions;

•  changes in interest and currency exchange rates;

•  economic and market conditions;

•  provincial laws regarding the corporate practice of medicine;

•  exposure to professional liability;

•  changes in relationships with our independent contractors;

•  local and community impacts and issues;

•  timing of receipt of government approvals;

•  competitive factors, including competition with healthcare service providers;

•  availability of external financing at reasonable rates or at all; and

•  the factors discussed in this prospectus under the heading Risk Factors.

                 Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this Prospectus, in an accompanying Prospectus supplement and in any documents incorporated by reference into this Prospectus and the related Prospectus supplement.

USE OF PROCEEDS

The selling stockholders will receive the net proceeds from sales of Common Shares included in this Prospectus. We will not receive any proceeds from the sale of Common Shares by the selling stockholders. We would, however, receive proceeds from the exercise of options and warrants to purchase up to 8,578,749 Common Shares; to the extent such options or warrants are exercised for cash.

The selling stockholders are not obligated to exercise these options or warrants, and there can be no assurance that they will do so. If all of these options and warrants were exercised for cash, we would receive proceeds of approximately $3,005,000. Any proceeds we receive from the exercise of these options and warrants will be used for working capital and general corporate purposes.

DESCRIPTION OF THE AGREEMENTS WITH CALIAN

THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE AGREEMENTS BETWEEN US AND CALIAN RELATING TO THE PURCHASE BY CALIAN OF CERTAIN OF OUR SECURITIES. WE ARE REGISTERING THE SHARES OFFERED BY THIS PROSPECTUS IN PART IN ORDER TO SATISFY OUR OBLIGATIONS TO CALIAN.

COPIES OF THE SECURITIES PURCHASE AGREEMENTS, DEBENTURES, WARRANTS, REGISTRATION RIGHTS AGREEMENTS, SECURITY INTEREST AGREEMENTS AND OTHER TRANSACTION DOCUMENTS DESCRIBED BELOW HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS

PROSPECTUS IS A PART. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EACH OF THESE DOCUMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY FOR MORE DETAILS REGARDING THE PROVISIONS WE DESCRIBE BELOW AND FOR OTHER PROVISIONS THAT MAY BE IMPORTANT TO YOU.

In connection with the settlement by us and Calian of the outstanding litigation, on July 11, 2006, pursuant to a Subscription Agreement dated as of that date (the "Subscription Agreement") between us and Calian, we issued 8,750,000 shares of our newly designated Series I Special Shares (the “Series I Shares”) to Calian for aggregate gross consideration of approximately CDN $3.5 million (equal to approximately $3.1million). At the closing of the purchase of the Series I Shares, we received CDN $1.75 million (equal to approximately $1.57 million). Under the Subscription Agreement, the remainder of the consideration consisting of CDN $1.75 million (equal to approximately $1.57 million) has been deposited into escrow and will be paid to the Company as follows: (i) within three business days of the filing of the registration statement of which this prospectus forms a part covering the Common Shares into which the Series I Shares are convertible (hereinafter the "Registration statement") the amount of CDN $0.875 million (equal to approximately $0.785 million) will be paid to us and the (ii) remainder of the consideration will be paid at such time as the Registration Statement is declared effective.

The rights and privileges that are attached to the Series I Shares are specified in an amendment to our articles of incorporation (the “Series I Shares Amendment”).  The Series I Shares, which were issued on July 11, 2006, have a term of five years, subject to earlier conversion or redemption under certain conditions. By their terms, the Series I Shares are, at the option of the holder thereof, convertible at any time into our Common Shares at an initial conversion rate of one Common Share for each Series I Share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Beginning July 12, 2008, we are entitled to require the conversion of outstanding Series I Shares at the applicable conversion rate, at any time and from time to time, provided that the following conditions are satisfied: (i) the volume weighted average trading price (VWAP) of our Common Shares on the principal exchange or market (including the OTC Bulletin Board) on which the Common Shares are traded or quoted is greater than or equal to $0.46 (as may be appropriately adjusted in respect of any stock split) during any 60 consecutive calendar day period, (ii) the total volume of Common Shares traded over such period exceeds 600,000 shares (as adjusted to reflect any stock splits), and (iii) we deliver written notice of such conversion to the holders of the Series I Shares within 10 days of the satisfaction of the above conditions. Our right to require such conversion is further subject to there being an effective registration statement at the time covering the resale of the Common Shares underlying the Series I Shares and certain other conditions being satisfied. In addition, dividends on the Series I Shares are payable if and when declared by our board of directors. Upon the liquidation, dissolution or winding up of our company, the holders of the Series I Shares are entitled to be paid out of our assets legally available therefore in preference to the holder of common stock or the holders of any class of securities junior to the Series I Shares an amount  in cash equal to $0.40 (as may be appropriately adjusted in respect of any stock split) for each Series I Share, together with all declared and unpaid dividends on the Series I Shares (hereinafter the “Cash Payout Amount”).

Until converted, the holders of the Series I Shares are entitled to vote at all meetings of stockholders except meetings at which only holders of a specified class of shares (other than Series I Shares) or specified series of shares are entitled to vote. Each Series I Share entitles the holder to the number of votes per share equal to the number of Common Shares into which such Series I Share is convertible pursuant to these Series I Share provisions as of the record date for the determination of shareholders entitled to vote on such matter.

Upon a “Change in Control” (as defined in the Series I Shares Amendment), are required to redeem any unconverted Series I Share by paying, in cash, the Cash Payout Amount. In addition, at the end of their five-year term, we may, at our option, redeem any outstanding Series I Shares in (i) cash, by the payment of the Cash Payment Amount or (ii) in common shares at a rate equal to the quotient of (A) the initial specified conversion price per Series I Share of $0.40 divided by (B) 95% of the VWAP during the 60 day period preceding such fifth anniversary. Our right to redeem the Series I Shares by payment of Common Shares is subject to there being an effective Registration Statement at such time.

Material Undertakings of our Company and Calian

Under the terms of the Subscription Agreement with Calian, we have agreed that, so long as Calian continues to hold at least 4,375,000 Series I Shares, we will not, without the prior written consent of Calian (which consent is not to be unreasonably withheld or delayed), issue any shares or other securities convertible into our Common Shares to an insider (other than (i) the grant of any incentive stock options or the issuance of any other convertible security having an exercise or conversion price of not less than the fair market value (as determined by the rules of the applicable exchange or market on which the underlying securities are then listed, and if not so listed, as determined by the Board acting reasonably and in good faith) of the security underlying such option or convertible security on the date of grant or issue, or issue any security on the exercise of any such option or conversion of any such convertible security, (ii) the issue of any securities on exercise, conversion or exchange of any convertible securities, including any options, outstanding on the date of the Subscription Agreement, (iii) the issue of any securities at a price not less than the fair market value (as determined by the rules of the applicable exchange or market on which such securities are then listed, and if not so listed, as determined by the Board acting reasonably and in good faith) of such securities on the date of such issuance or (iv) the issue of any securities in connection with any financing, which financing includes arm’s length third parties who are participating on equal terms to any such insiders and, in any event, at a price not less than the fair market value (as determined by the rules of the applicable exchange or market on which such securities are then listed, and if not so listed, as determined by the Board acting reasonably and in good faith) of such securities on such date subject only to a discount not exceeding 20% on such fair market price), or purchase, redeem or retire any of our shares held by Insiders unless such purchase, redemption or retirement is offered to all holders of the same class or series of shares and excluding the conversion and/or redemption of any Share. We have also agreed that so long as Calian continues to hold 4,375,000 Series I Shares we (i) will maintain the quotation of our Common Shares on the Over-the-Counter Bulletin Board, provided, that, if our Board of Directors determines to terminate such quotation then we and Calian have agreed to negotiate in good faith a mutually acceptable arrangement for Calian to sell, transfer or otherwise dispose of its shares and (ii) will not alter amend or otherwise modify the terms of any of currently outstanding security that is convertible into Common Shares.

Also under the terms of the Subscription Agreement, we granted Calian certain pre-emptive rights to participate in future sales of Common Shares or securities convertible into Common Shares (“Additional Securities”) for the express purpose of raising cash to finance its business activities (a “Financing”).  Pursuant to such agreement, Calian has the right to purchase its “Pro Rata Share” of any such Additional Securities, which is equal to the total number of Additional Securities offered in any Financing, multiplied by the quotient of X/Y, where X is equal to the aggregate of (i) the shares of Common Shares held by Calian which were issued to Calian on conversion of Series I Shares and (ii) the number of shares of Common Shares into which the Series I Shares then held by Calian are convertible in accordance with the Series I Share Amendment and Y is equal to aggregate number of all outstanding shares of Common Stock, all as at the date that the notice of the Financing is given to Calian.

In an Investor Rights Agreement entered into by us and Calian as of July 11, 2006 (the “Investor Rights Agreement”), we agreed to take all actions in its capacity to effect the appointment or election of Mr. Larry O’Brien, Calian’s current Chairman, to our Board of Directors or, alternatively to appoint an observer specified by Calian as an observer to our Board of Directors. We are entitled to exclude such director nominee or observer’s rights to participate in any board meeting to the extent necessary to protect any privileged information and to extent that the Board considers such person’s participation to be inimical to our interest, having regard to the fact that Calian is one of our competitors.  Pursuant to our agreements with Calian, we obtained the agreement of our shareholders collectively holding more than 50% of our Common Shares to vote their Common share holdings in favor of the election of Mr. O'Brien to our Board of Directors. Calian's right to designate a board nominee or board observer terminate at such time at it holds less than 6,562,500 Series I Shares or upon a "Change in Control".

In the Subscription Agreement, Calian agreed that, for so long as it owns, directly or indirectly, any Series I Shares, it will, on any resolution with respect to which the holders of the Series I Shares are entitled to a class vote, vote all such shares outstanding at the applicable time in favor of such resolution if (a) such resolution is in connection with the approval of any matter that would, if approved by the requisite majority of each other class of shares of entitled to vote thereon and  consummated, constitute a "Change of Control", (b) our management, at the direction of the Board, has solicited proxies in favor of, or the Board otherwise approves of, such resolution and (c) the Series 1 Share provisions in effect at the time are not adversely affected or changed by such resolution or Change in Control or, alternatively, reasonably satisfactory arrangements are made to respect the rights of the Series 1 Shares in connection with such Change of Control.

Finally, Calian agreed that it will not sell, assign, transfer, pledge or otherwise dispose of any Series I Shares (except (i) to any affiliate controlled by it, (ii) a pledge to a bona fide lender pursuant to a general security agreement in favor of such lender pursuant to which all of the assets of Calian are secured as collateral to secure outstanding indebtedness to such lender or (iii) with the prior written consent of the Company).

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Common Shares and redeemable common share purchase warrants are traded under the symbols “MDER” and “MDERW”, respectively, on Nasdaq’s OTC Bulletin Board. Although trading in our Common Shares has occurred on a relatively consistent basis, the volume of shares traded has been limited. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Shares will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

The following table sets forth the quarterly high and low bid prices for our Common Shares over the last two completed fiscal years and the first two quarters of the current fiscal year, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Shares on August 25, 2006 was $0.18 per share.

	COMMON SHARES
	HIGH	LOW
Second Quarter, 2006	$.30	$.22
First Quarter, 2006	$.25	$.13
Fourth Quarter, 2005	$.24	$.13
Third Quarter, 2005	$.33	$.17
Second Quarter, 2005	$.40	$.25
First Quarter, 2005	$.60	$.35
Fourth Quarter, 2004	$.55	$.40
Third Quarter, 2004	$.57	$.32
Second Quarter, 2004	$.65	$.34
First Quarter, 2004	$.69	$.33

 The number of record holders of our Common Shares on August 23, 2006 was approximately 350. We believe that a significant number of our Common Shares are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our Common Shares.

DIVIDEND POLICY

We have never paid or declared cash or stock dividends on our Common Shares. The payment of cash dividends, if any, will be at the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other factors the Board of Directors may deem relevant. It is currently the policy of the Board of Directors to retain any future earnings for use in our business. Except for agreements with Calian discussed under the caption “DESCRIPTION OF THE AGREEMENTS WITH CALIAN” we are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING COMMENTARY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "PLAN," "ANTICIPATE," "BELIEVE," "ESTIMATE," "PREDICT," "POTENTIAL," "INTEND," OR "CONTINUE," AND SIMILAR EXPRESSIONS. THESE STATEMENTS ARE ONLY PREDICTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

Certain prior year information has been reclassified to conform to the current year’s presentation including the reclassification of our Government Healthcare Services operations to discontinued operations.

BUSINESS OVERVIEW

Our operations are comprised of three distinct businesses: staffing solutions (“Staffing Solutions”), medical services (“Medical Services”) and healthcare consulting services (“Healthcare Consulting Services”). In 2005, 64% of our revenue was generated by the Staffing Solutions unit; 28% by the Medical Services unit; and 8% by the Healthcare Consulting unit. From a gross margin perspective, the contribution was 46%, 38% and 16%, respectively.

We believe that we are well positioned to deal with the continuous challenges that confront the Canadian healthcare system. Some of these challenges, including the growing shortage of emergency room doctors, longer waiting times by patients, and the growing cost of public medicine, play directly into our strengths.

Our Staffing Solutions provide physician-staffing services to more than 50 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities. Our Medical Services, many of which are delivered through wholly owned subsidiaries, include chronic pain management and intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics and family medical clinics. Our Healthcare Consulting Services provides custom solutions for governments and national and provincial bodies on a variety of matters including primary care renewal, project evaluation, and healthcare human resource planning.

We track our operations by monitoring certain key performance indicators. For Staffing Solutions, we monitor the number of contracts under administration, monthly shifts booked, and gross margin per contract. For Medical Services, we track the number of infusions for Infusion Services discussed below and the number of patient referrals, average billing per patient and the number of patient visits for the pain management practice. For Healthcare Consulting Services, we track the gross margin per contract and our win / loss ratio on contract bids. We also measure certain key balance sheet ratios such as working capital, to monitor our cash flow situation.

The Staffing Solutions business is driven by our ability to recruit and retain physicians, nurses and nurse practitioners. With the chronic shortage of healthcare providers, we dedicate considerable resources to attracting new providers to us. Because of the limited supply of healthcare providers, the inability to attract additional personnel could limit our ability to fill open shifts and to continue its revenue growth.

Growth of our Medical Services business is dependent on several factors. In part, this business relies upon our ability to introduce new drug therapies through our infusion clinics and by expanding the number of clinic locations. Failure to succeed with either of these initiatives will limit our ability to drive revenue growth. For Pain Management Services, growth is dependent on our ability to recruit additional doctors to provide pain therapies.

The growth of Healthcare Consulting Services is dependent on market developments in Canadian healthcare. At this time, we believe that there exists growth opportunities because of on-going demand for health human resource planning, primary healthcare reform initiatives and pandemic planning.

STAFFING SOLUTIONS

We are the leading provider of emergency room doctors to Ontario hospitals. We provide physician-staffing services to more than 50 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities. We believe that on-going physician shortages and continuing demand for improved levels of care will continue to drive our Staffing Solutions business.

MEDICAL SERVICES

We provide innovative medical services directly to healthcare consumers.

Infusion Services

In March 2001, we entered into an agreement with Schering Canada Inc. to become a coordinator for the community-based infusion of the medication known as Remicade™.  This contract capitalizes on our access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn's disease. We delivered more than 7,500 infusions in 2005 and more than 4,700 infusions during the first six months of 2006. We expect continued growth for this service, as infusion services move from institutional settings into community-based settings, though no assurance can be provided that this growth will in fact be realized.

As of August 1, 2006, we operated 16 virtual clinics across Ontario. On an as-required basis, we rent space in community-based medical clinics. Our team of infusion coordinators arrange for patients to arrive at the clinic at a prescribed time and for a physician and nurse to be available to attend to their needs. The Remicade™ is supplied by a local pharmacy.

We continue to seek out additional products to offer through our infusion clinics.

Pain Management Services

Our chronic pain management service, CPM Health Centres Inc. (“CPM”), was launched in November 2004 with the acquisition of the Scarborough Pain Clinic. A second location, in downtown Toronto, was opened in December 2004 and three more locations have been opened since then, in Hamilton, Oakville and Mississauga.

CPM has developed a standardized approach to the treatment of chronic pain, using an integrated multi-disciplinary approach including anesthetists and ER physicians, amongst others.

We intend to increase the number of physicians available to treat those suffering from chronic pain and thereby improve service availability to a healthcare sector that is plagued by long wait times. We have developed and launched a training program specifically designed to educate emergency room physicians in chronic pain management.

The clinic that CPM acquired in November 2004 increased monthly capacity from approximately 300 patients per month to over 750 patients per month in June 2006. Further, CPM as a whole more than quadrupled its volumes by treating over 1,450 patients in June 2006 compared to the 289 patients treated in November of 2004.

We are currently focusing efforts to further increase capacity in 2006 by training more doctors and by opening additional clinic locations.

HEALTHCARE CONSULTING

Over the years, we have developed significant experience in international and domestic healthcare consulting. Currently we are providing consulting services under several contracts, advising on a range of issues related to primary care staffing, health human resource planning, and integrated service delivery models.

 We have used a ‘virtual’ model to build our healthcare consulting practice. We respond to contract tenders for projects that meet pre-defined criteria. Project-specific teams are assembled, based on the needs of the contract. We utilize the expertise of leading academics and industry leaders to work on specific projects. On a recent contract, we worked with two internationally recognized subject-matter experts, a former senior public-health officer and surgeon, two professors at leading Canadian universities, a lawyer, and a chief health human resource officer for a provincial government. In tandem with our own project manager, the contract was won in a competition against bids from several multi-national consulting firms.

POST QUARTER EVENTS

On July 11, 2006, we and Calian entered into an agreement settling the litigation between them that was initiated by us before the Ontario Superior Court of Justice.  Pursuant to the settlement, Calian paid to us CDN $2 million (equal to approximately $1.8million at the time of payment) and the parties exchanged full and final releases.

Contemporaneous with the settlement of the outstanding litigation, we sold to Calian of 8,750,000 shares of our newly designated Series I Shares for approximately CDN $3.5 million (equal to approximately $3.1million at the time of agreement). At the closing of the purchase of the Series I Shares, we received CDN $1.75 million (equal to approximately $1.57 million at the time of payment). The remainder of the purchase price of CDN $1.75 million (equal to approximately $1.57 million) has been deposited into escrow and will be paid to us as follows: (i) the amount of CDN $0.875 million (equal to approximately $0.785 million) will be paid to us upon the filing by us of the Investor Registration Statement covering the resale of the Common Shares underlying the Series I Shares and the (ii) remainder of the consideration will be paid at such time as the Investor Registration Statement has been declared effective. See "Agreements with Selling Stockholders".

Additionally, on August 10, 2006, we further extended the exercise period of the redeemable Common Share purchase warrants, which are quoted on the Over-the-Counter Bulletin Board under the symbol “MDERW.BB” to September 11, 2006. These warrants have a per share exercise price of $0.20.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2006 COMPARED TO THREE MONTHS ENDED JUNE 30, 2005

REVENUE

Our revenue from continuing operations for the three months ended June 30, 2006 was $4,913,077 compared to $3,010,613 for the three months ended June 30, 2005.

The increase in revenue during the 2006 period over the corresponding period in 2005 of approximately 63% was attributable to an increase in all operating divisions.  Divisional revenues were:

	Quarter Ended June 30,
Division	2006	2005
Staffing Solutions	$3,004,838	$1,960,684
Medical Services	1,690,890	881,387
Healthcare Consulting Services	217,349	168,542
Total	$4,913,077	$3,010,613

Staffing revenues increased 53% during the three months ended June 30, 2006 over the corresponding period in 2005.  This increase in the 2006 period relative to the 2005 period was primarily attributable to increased revenue per contract and the signing of two large contracts in the latter part of 2005, which collectively accounted for about 25% of the Staffing revenues in the second quarter of 2006.

Revenue from the Medical Services division increased 92% to $1,690,890 from $881,387 in 2005.  The increase was driven primarily by three factors.

(i) In late 2004, we launched our Pain Management business.  In the second quarter of 2006, the Pain Management business generated $819,768 in revenue compared to $353,455 in 2005 as we grew from one to five clinics.  We believe that the Pain Management business is an opportunity for us to generate considerable growth.  It is a field of healthcare that is vastly under serviced in Canada.  We have recently opened our fifth clinic location and more sites are scheduled for 2006.  We believe that strong revenue growth will continue in the current fiscal year, though no assurance can be given that such growth will in fact be achieved.

(ii) The Infusion business increased to $693,602 from $397,694 in 2005.  The 74% increase in the Infusion business was driven by a 42% increase in infusions from 1,786 in the second quarter of 2005 to 2,544 in the same quarter of 2006 and higher average revenue per infusion.

(iii) During 2005, we re-assumed responsibility for two family medical clinics, one in January 2005 and the second in November 2005.  These clinics generated $177,520 in revenue in the second quarter of 2006 compared to $130,239 in 2005.  In the second quarter of 2005, we operated one clinic in Wallaceburg, Ontario.  During the second quarter of 2006, we operated two family medical clinics, the Wallaceburg location and a second clinic in Calgary Alberta.

Revenue from Healthcare Consulting Services was $217,349 for the second quarter of the year compared to $168,542 for the quarter ended June 30, 2005, an increase of 29%.  For the last two years we have increased our focus on our Healthcare Consulting Services practice.  Working with leading academics and industry experts, we have successfully bid on, and won, an increasing number of contracts.  Our early successes in health human resource planning and primary care renewal have led to increased opportunities.  Further, our experience with primary care led to our involvement, in 2005, with the Province of Ontario’s Family Health Team initiative.  We have signed several contracts to assist community-based Family Health Teams to develop business plans for funding of their individual family health teams.

GROSS MARGIN

Gross margin (revenue less physician and other direct costs) increased to $1,473,908 (94%) for the second quarter of 2006, from $760,893 for the same period in 2005.

	Quarter Ended June 30,
Division	2006	2005
Staffing Solutions	$560,317	$370,424
Medical Services	763,341	309,147
Healthcare Consulting Services	150,250	81,322
Total	$1,473,908	$760,893

The gross margin from the Staffing Solutions business increased to $560,317 from $370,424 in 2005.  The increase of 51% was largely driven by the increase in the number of contracts under management and to a lesser extent by the increased strength of the Canadian dollar relative to the U.S. dollar.  There was a decrease in the gross margin percentage, 18.6% in 2006 versus 18.9% in 2005, because the Company took on certain fixed fee contracts in 2005 which resulted in a lower gross margin per contract.

The gross margin from Medical Services business increased 147%, or about $454,000 in the second quarter of 2006 compared to the same period in 2005.  As discussed above concerning revenue, this is attributable to (a) the launch of the Pain management business ($214,000); (b) increased Infusion volumes ($77,000) and better margin per infusion ($115,000); and (c) the resumption of the family medical clinics ($48,000).

The gross margin from Healthcare Consulting Services increased 85% for the second three months of 2006 from $81,322 in 2005 to $150,250 in 2006.  The increase is gross margin is attributable to increased volume of activity in 2006.

OPERATING EXPENSES

Operating expenses are comprised of both direct and indirect operating expenses.  Indirect expenses include corporate overheads, which are allocated to the divisions, based on gross margin earned by the division.

On an overall basis, operating expenses increased 33% to $1,312,394 for the second quarter of 2006 from $988,070 for the quarter ended June 30, 2005.  The increase was largely attributable to increased costs associated with the Medical Services where costs increased $285,000, driven by increased business volumes and the Consulting business ($57,000), again, in line with increased business volumes.

On a divisional basis, after the allocation of corporate overheads, operating expenses were as follows:

	Quarter Ended June 30,
Division	2006	2005
Staffing Solutions	$411,516	$428,974
Medical Services	718,347	433,732
Healthcare Consulting Services	182,531	125,364
Total	$1,312,394	$988,070

AMORTIZATION AND INTEREST

Amortization decreased from $57,305 for the three months ended June 30, 2005 to $46,628 for the same period in 2006.  During 2004 and 2005, we increased our capital spending on computer hardware and software and on office furniture and leaseholds.  The equipment upgrades were part of a planned upgrade, which occurred after the May 2004 equity financing.  The leasehold improvements arose after we moved our head office in June 2004.  With capital expenditures diminishing in 2006, amortization for the period was reduced.

For the three months ended June 30, 2006 we incurred interest and financing charges of $7,743, compared to interest earned of $1,725 for the same period in 2005.  When we completed our financing in 2004, we went from a net borrower to a net investor of cash.  In the second quarter of 2005 interest earned exceeded interest and other bank charges.

OTHER EXPENSES

Stock compensation expenses were $10,456 for the three month period ended June 30, 2006 compared to $18,241 for the second quarter of 2005.  Stock compensation expenses arise when options or warrants, issued to employees or others, vest.  In 2005 the costs associated with the vesting of certain management options were expensed in the period.

INCOME TAXES

We have loss carry forwards of approximately $10 million to be applied against future corporate income taxes.  Management assesses on a quarterly basis the likelihood of recovering these tax losses.  With the improvement in operating results and the benefit of the settlement with Calian, management determined that it was more likely than not that the benefit of the unrecognized income tax losses should be recorded.  Accordingly, we recorded a $648,230 income tax recovery net of a tax provision of $15,800 and a corresponding future tax asset, which represents the benefits of losses expected to be utilized to offset future taxable income.

SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO SIX MONTHS ENDED JUNE 30, 2005

REVENUE

Our revenue from continuing operations for the six months ended June 30, 2006 was $9,471,328 compared to $6,090,045 for the six months ended June 30, 2005.

The increase in revenue during the 2006 period over the comparable 2005 period of approximately 56% was attributable to an increase in all operating divisions.  Divisional revenues were:

	Six Months Ended June 30,
Division	2006	2005
Staffing Solutions	$5,687,083	$3,948,318
Medical Services	3,132,378	1,665,467
Healthcare Consulting Services	651,867	476,260
Total	$9,471,328	$6,090,045

Revenues from the Staffing Solutions business increased 44% for the six months ended June 30, 2006 over 2005.  This increase was primarily attributable to the addition of two significant contracts which were signed in the second half of 2005.  Additionally, the Company generated increased revenue per contract compared to 2005.

Revenue from the Medical Services business in the first six months of 2006 increased 88% to $3,132,378 from $1,665,467 in 2005.  The increase was driven by three factors.

(i) In late 2004, we launched our Pain Management business.  For the first six months of 2006 the Pain Management business generated $1,447,040 in revenue compared to $584,733 in 2005 as we grew from two to five clinics.  We believe that the Pain Management business is an opportunity for us to generate considerable growth.  It is a field of healthcare that is vastly under serviced in Canada.  We have recently opened our fifth clinic location and more sites are scheduled for 2006.  It is anticipated that strong revenue growth will continue in the current fiscal year, though no assurance can be given that such growth will in fact be achieved.

(ii) The Infusion business increased to $1,254,723 from $836,419 in 2005.  The 50% increase in the Infusion business was driven by a 37% increase in infusions from 3,441 in the first six months of 2005 to 4,719 in the same period of 2006 enhanced by a 9% increase in revenue per infusion.

(iii) During 2005, we re-assumed responsibility for two family medical clinics, one in January 2005 and the second in November 2005.  These clinics generated $430,614 in revenue in the first six months of 2006 compared to $244,315 in 2005.  In the first half of 2005, we operated one clinic in Wallaceburg, Ontario.  During the first six months of 2006, we operated two family medical clinics, the Wallaceburg location and a second clinic in Calgary Alberta.

Revenue from Healthcare Consulting Services was $651,867 for the first six months of the year compared to $476,260 for the six months ended June 30, 2005, an increase of 37%.  For the last two years we have increased our focus on our Healthcare Consulting Services practice.  Working with leading academics and industry experts, we have successfully bid on, and won, an increasing number of contracts.  Our early successes in health human resource planning and primary care renewal have led to increased opportunities.  Further, our experience with primary care led to our involvement, in 2005, with the Province of Ontario’s Family Health Team initiative.  We have signed several contracts to assist community-based Family Health Teams to develop business plans for funding of their individual family health teams.

GROSS MARGIN

Gross margin (revenue less physician and other direct costs) increased to $2,768,845 (76%) for six month period ended June 30, 2006, from $1,568,766 for the same period in 2005.

	Six Months Ended June 30,
Division	2006	2005
Staffing Solutions	$1,056,122	$729,052
Medical Services	1,310,594	572,092
Healthcare Consulting Services	402,129	267,622
Total	$2,768,845	$1,568,766

The gross margin from the Staffing Solutions business increased to $1,056,122 from $729,052 in 2005.  The increase of 45% was in line with the increase in revenue.

The gross margin from Medical Services business increased 129%, or about $740,000 for the first half of 2006 compared to the same period in 2005.  As discussed above concerning revenue, this is attributable to (a) the launch of the Pain management business ($350,000); (b) increased Infusion volumes ($137,000) and better margin per infusion ($151,000); and (c) the resumption of the family medical clinics ($100,000).

The gross margin from Healthcare Consulting Services increased 50% for the first six months of 2006 from $267,622 in 2005 to $402,129 in 2006.  The increase is gross margin is attributable to increased volume of activity in 2006.

OPERATING EXPENSES

Operating expenses are comprised of both direct and indirect operating expenses.  Indirect expenses include corporate overheads, which are allocated to the divisions, based on the gross margin earned by the division.

On an overall basis, operating expenses increased 22% ($459,278) to $2,534,604 for the first half of 2006 from $2,075,326 for the same period in 2005.  The increase in expenses is related to the increase volumes in each of the business units.  Specifically, the increases are largely attributable to increased costs associated with the Medical Services ($407,000) and Healthcare Consulting ($110,000)

On a divisional basis, after the allocation of corporate overheads, operating expenses were as follows:

	Six Months Ended June 30,
Division	2006	2005
Staffing Solutions	$810,259	$867,806
Medical Services	1,311,668	904,216
Healthcare Consulting Services	412,677	303,304
Total	$2,534,604	$2,075,326

AMORTIZATION AND INTEREST

Amortization decreased from $99,962 for the six months ended June 30, 2005 to $86,934 for the same period in 2006.  During 2004 and 2005, we increased our capital spending on computer hardware and software and on office furniture and leaseholds.  The equipment upgrades were part of a planned upgrade, which occurred after the May 2004 equity financing.  The leasehold improvements arose after we moved our head office in June 2004.  With capital expenditures diminishing in 2006, amortization for the period was reduced.

For the six months ended June 30, 2006, we incurred interest and financing charges of $14,556, compared to interest earned of $7,115 for the same period in 2005.  When we completed our financing in 2004, we went from a net borrower to a net investor of cash.  In the second quarter of 2005 interest earned exceeded interest and other bank charges.

OTHER EXPENSES

Stock compensation expenses were $88,859 for the six month period ended June 30, 2006 compared to $269,358 for the same period in 2005.  Stock compensation expenses arise when options or warrants, issued to employees or others, vest.  In 2005,

1,437,500 share purchase warrants, that were set to expire, were extended by one year. In 2006, the same warrants were extended by six months.  The exercise price of the share purchase warrants was also reduced from $0.50 to $0.20 in December 2005.

INCOME TAXES

We have loss carry forwards of approximately $10 million to be applied against future corporate income taxes.  Management assesses on a quarterly basis the likelihood of recovering these tax losses.  With the improvement in operating results and the benefit of the settlement with Calian, management determined that it was more likely than not that the benefit of the unrecognized income tax losses should be recorded.  Accordingly we recorded a $648,230 income tax recovery net of a provision for income taxes of $15,800 and a corresponding future tax asset, which represents the benefits of losses expected to be utilized to offset future taxable income.

DISCONTINUED OPERATIONS - GOVERNMENT HEALTHCARE SERVICES

During the six months ended June 30, 2006, we had a profit from discontinued operations of $69,283 net of tax of $38,971, compared to $187,339 for the same period in 2005.  The profit in the period arose when we reached agreement with PWGSC and DND regarding certain disputed amounts.  Included in this amount was about $130,000 of expenses related to legal and consulting services incurred while (a) protesting the loss of the contract and (b) in trying to collect certain amounts owing from the existing Contract.  We received approximately $385,000 from the settlement in the second quarter of 2006. See Business -- Discontinued Operations and Legal Proceedings

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2005 TO THE YEAR ENDED DECEMBER 31, 2004

REVENUE

Our revenue from continuing operations for the year ended December 31, 2005 was $14.4 million compared to $9.5 million for the year ended December 31, 2004, and $14.3 million for the year ended December 31, 2003.

The increase in revenue in 2005 over 2004, of approximately 52% was attributable to an increase in all operating divisions. Divisional revenues were:

($millions)	Year Ended December 31,
Division	2005	2004	2003
Staffing Solutions	9.3	7.5	13.2
Medical Services	4.0	1.2	0.9
Healthcare Consulting Services	1.1	0.8	0.2
Total	14.4	9.5	14.3

Staffing revenues increased 24% in 2005 over 2004. In late 2004 and early 2005, we undertook a review of our Staffing operations. To encourage growth, we reduced some of our rates. Reception to this initiative was strong and the result was that at the end of 2005 we managed about 40 staffing contracts compared to about 25 a year earlier.

Revenue from the Staffing business was $7.5 million during the year ended December 31, 2004 compared to $13.2 million for the year ended December 31, 2003. The spike in revenues in 2003 was due to the one-time revenue generated in 2003 due to the SARS outbreak. The SARS crisis generated more than $6.0 million of non-recurring staffing revenue. Absent the SARS business, 2004 revenue was as expected by management.

Revenue from the Medical Services division increased 230% to $4.0 million from about $1.2 million in 2004. The increase was driven by three factors. First, in late 2004, we launched our pain management business. In 2005, the pain management business generated $1.6 million in revenue compared to $90K in 2004. Second, the Infusion business increased $0.6 million to $1.8 million from $1.2 million in 2004, and finally, during the year, we re-assumed responsibility for two family medical clinics. These clinics generated about $0.6 million in revenue compared to $nil in 2004. The pain management business, as discussed last year, is an opportunity for us  to generate considerable growth, though no assurance can be provided that we will in fact be successful in realizing this growth. We have opened three additional clinic locations. Revenues in the infusion business grew 50% during 2005. This was driven by a 25% increase in infusions from about 6,000 in 2004 to more than 7,500 in 2005 and by the introduction of additional services at our Infusion clinics. The additional services also increased revenues by about 25%.

The family medical clinics were previously owned by us and were sold in 2003. In January 2005, we resumed operation of a clinic in Wallaceburg, Ontario, after it failed to achieve certain earnings targets. In November 2005, we resumed operation of a second clinic in Calgary Alberta, when the buyer defaulted on certain payment obligations. We have no plans to expand our family medical clinics.

Revenue from Healthcare Consulting amounted to approximately $1.1 million compared to $0.8 million during the year ended December 31, 2004 and compared to $155 thousand for fiscal 2003. For the last two years we have increased our focus on our Healthcare Consulting Services practice.

GROSS MARGIN

Gross Margin (revenue less physician and other direct costs) increased to $3.7 million, or 68% from $2.2 million for the year ended December 31, 2004 and compared to $2.8 million for the year ended December 31, 2003.

($millions)	Year Ended December 31,
Division	2005	2004	2003
Staffing Solutions	1.7	1.4	2.2
Medical Services	1.4	0.5	0.4
Healthcare Consulting Services	0.6	0.3	0.2
Total	3.7	2.2	2.8

The gross margin from the Staffing Solutions business increased to $1.7 million from $1.4 million in 2004. The increase of 21% was largely derived by the increase in the number of contracts under management ($250K) and to a lesser extent by an increase in the gross margin percentage; 18.7% in 2005 versus 18.1% in 2004. Despite the fact that we lowered some of our fees in 2005, we also introduced set-up fees for new contracts. This yielded a net increase in gross margin per contract.

The gross margin for Medical Services increased 180% ($0.9 million) in 2005 compared to 2004. As discussed above concerning revenue, this is attributable to (a) the launch of the pain management business ($0.3 million); (b) increased infusion volumes ($.38 million) and better margin per infusion ($0.02 million); and (c) the resumption of the family medical clinics ($0.2 million).

The gross margin for Healthcare Consulting Services doubled in 2005 from $0.3 million in 2004 to $0.6 million in 2005. The increase is gross margin is attributable to increased volume of activity in 2005 and also to better quoting of contracts. As experience is gained by the Healthcare Consulting Services team, we are better able to increase our yield on our contracts.

OPERATING EXPENSES

Operating expenses are comprised of both direct and indirect operating expenses. Indirect expenses include corporate overheads, which are allocated to the divisions, based on gross margin earned by the division.

On an overall basis, operating expenses increased 12% to $4.04 million for the year ended December 31, 2005 from $3.6 million for the year ended December 31, 2004. The increase of about $0.44 million was attributable to increased costs associated with the pain management business ($0.54 million) and the family medical clinics ($0.25 million). Net of these cost increases there was a reduction in operating costs of about $0.35 million, or almost 10% of 2004’s expenses. The reduction in costs were largely driven by a reduction in corporate overheads associated by staffing reductions ($0.2 million) implemented after the loss of the DND contract and reduced business development expenses of $0.14 million as the Company focused on growth in its existing business units.

On a divisional basis, after the allocation of corporate overheads, operating expenses were as follows:

($millions)	Year Ended December 31,
Division	2005	2004	2003
Staffing Solutions	1.66	2.04	2.17
Medical Services	1.79	0.93	0.52

Healthcare Consulting Services	0.59	0.63	0.19
Total	4.04	3.60	2.88

AMORTIZATION AND INTEREST

Amortization increased from approximately $0.13 million for the year ended December 31, 2004 to $0.24 million in 2005. During 2004 and 2005, we increased our capital spending on computer hardware and software and also on office furniture and leaseholds. The equipment upgrades were part of a planned upgrade which occurred after the May 2004 equity financing. The leasehold improvements arose after we moved our head office in June 2004. Additionally, in 2005 we invested approximately $0.08 million on leaseholds associated with its pain clinics. In 2004, amortization increased from $.05 million to $0.13 million. The increase was again linked to the capital spending that occurred after the May 2004 financing.

In 2005, we incurred interest and financing charges of approximately $0.06 million, compared to interest and financing costs of $0.1 million in 2004. When we completed our financing in 2004, we went from a net borrower to a net investor of cash. Accordingly the only interest charges in 2005 are associated with the Notes Payable.

OTHER EXPENSES

Stock compensation expenses were $0.37 million for the year-ended December 31, 2005 compared to $0.10 million for 2004 and $1.2 million for 2003. Stock compensation expenses arise when options or warrants, issued to employees or others, vest. In 2005, 225,000 options vested and 1.4 million stock purchase warrants, that were set to expire, were extended by one year. The exercise price of the stock purchase warrants was also reduced from $0.50 to $0.20. In 2004, 262,500 options vested. In 2003, 785,000 options vested and 1.4 million warrants were re-priced from $4.50 to $0.50.

There were no other meaningful Other Expenses in 2005.

In 2004, there was a one-time impact of the closing costs of $0.61 million associated with the equity financing.

In 2004, an impairment to the long-term investment of $0.06 million was booked, during the year.

INCOME TAXES

We have loss carry forwards of approximately $10 million to be applied against future corporate income taxes. This benefit has not been reflected in these statements.

LIQUIDITY AND CAPITAL RESOURCES

Cash balances totaled approximately $4,395,000 at August 14, 2006, $595,366 at June 30, 2006 $660,947 at December 31, 2005.

Our principal source of liquidity is our cash flow from operations. Historically we have incurred operating losses. Losses were stabilized and reversed in the latter half of 2005 and this continued through the first six months of 2006. Our working capital position (current assets minus current liabilities) improved by approximately $782,108 in the first half of 2006. This was largely caused by the Company recording a future tax asset of $655,932.  Based on the result of recent business initiatives, management anticipates that this positive trend will continue for the foreseeable future although there can be no assurance that this will be the case.

The reduction in the cash position of ($65,581) in the first half of 2006 resulted from (a) an increase of cash from operations of $867,915; (b) and changes to non-cash working capital items of ($1,038,508); (c) an increase of $175,679 from discontinued operations, comprised of a $69,283 profit from discontinued operations and a $106,396 increase in working capital from discontinued operations; (d) ($95,892) used by the Company in investing activities with respect to the purchase of property, plant and equipment; and (e) a foreign currency exchange gain of $25,225. The investing activities largely related to funds used for the acquisition of leasehold improvements at our pain clinics.

We intend to expand its operations rapidly, as cash flow from operations permits. As demand for our  services remain strong, we believe that cash flow from operations will satisfy our working capital and capital expenditure needs and other obligations as they arise, though no assurance can be provided that cash flow will in fact be sufficient to cover our needs as they arise. Notes Payable plus accrue interest of approximately $700,000 are due in November 2006.The principal, along with interest at the rate of 7%, are payable in cash or shares, or any combination thereof, at our option.

Our cash position improved significantly as a result of certain post-quarter events. On July 11, 2006, we settled the outstanding litigation regarding the loss of the DND Contract.  Pursuant to the settlement, Calian paid CDN $2.0 million (approximately $1.8 million at the time of payment) to us and we exchanged full and final releases.  Concurrently, we and Calian executed definitive agreements for the private placement by us to Calian of 8,750,000 shares of our newly designated Series I Shares for CDN$3.5 million (approximately $3.15 million at the time of agreement).  At the closing, we received CDN $1.75 million (approximately $1.57 million at the time of payment). The remainder of the consideration consisting of CDN $1.75 million ($1.57 million) has been deposited into escrow and will be paid to us as follows: (i) the amount of CDN $0.875 million ($0.785 million) will be paid upon the filing by us of a registration statement covering the resale of Common Shares underlying the Series I Shares and the (ii) remainder of the consideration will be paid at such time as the registration statement is declared effective.

There were no financing activities in 2005. During 2004, financing activities generated $4.5 million of cash. Effective June 15, 2004, the Company issued 39,360,272 common shares as part of an equity financing (the “Financing”). As a condition of the Financing, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, our Chief Executive Officer, were converted into 9,348,000 Common Shares and preferred share dividends, in the amount of $0.58 million, were forgiven. The preferred shares were redeemable in 2006, for Common Shares then valued at $4.5 million. In addition to issuing the Common Shares, we also issued, anti-dilution warrants (the “New Warrants”) to purchase Common Shares at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per Common Share and $1.00 per Common Share that are currently outstanding. The exercise of the New Warrants is intended to allow the new investors and former preferred shareholder to maintain their pro rata share of their equity position.

During the first quarter of 2005 the terms of the 1,437,500 common share purchase warrants issued in February 1998 were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. On February 10, 2006, we further extended the exercise period of the warrants from February 11, 2006 to August 11, 2006. On August 10, 2006, we further extended the exercise period to September 10, 2006.We also amended the terms of the warrants to provide that if the closing price of Common Shares is $.70 or greater for thirty consecutive trading days, we have the right to redeem the Warrants at $.01 per Warrant upon ten days prior notice. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants. If the underlying options and warrants are not exercised, the New Warrants may not be exercised.

OFF BALANCE SHEET ARRANGEMENTS

We are not a party to any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

We are committed to contractual obligations totaling $2.9 million. We are not engaged in off-balance sheet financing, commodity contract trading or significant related party transactions. Contractual obligations are as follows:

							Total
	2006	2007	2008	2009	2010	Thereafter	Obligations
Long-term debt[1]	166,905	333,810	330,076	-	-	-	830,791
Operating lease obligations	464,221	492,616	279,232	183,421	108,003	40,399	1,567,892

Notes payable[2]	778,500	-	-	-	-	-	778,500

Total	$1,409,626	$826,426	$609,308	$183,421	$108,003	$40,399	$3,177,183

Notes:

1 - Includes interest on long-term debt at the prescribed rate established by the Canada Revenue Agency (CRA), currently set at 7%. These interest costs have been waived by CRA in recent years.

2 - Includes interest at the rate of 7%. Interest is payable in cash or by the issuance of common stock, or any combination thereof.

CRITICAL ACCOUNTING POLICIES AND ASSUMPTIONS

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities during the reporting period. Significant areas requiring the use of estimates relate to: 1) the reported amounts of revenues and expenses, 2) the assessment of collection risk associated with accounts receivable, 3) the disclosure of contingent liabilities. We evaluate our estimates on an on-going basis. We state our accounting policies in the notes to the audited consolidated financial statements and related notes for the year ended December 31, 2005, contained herein. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions. We believe that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

▪

We maintain accruals for revenues, physician fees and other direct costs, salaries, benefits, and other costs.  Major accruals, revenues and expenses, relate to the accrual of revenue and expenses associated with staffing contracts.  These accruals are of a short duration; that is, revenues and expenses are generally known before financial statements are finalized.  Based on historical experience our accruals have proven accurate.  Should changes occur in the future, we may be required to revise our accrual assumptions.

▪

We maintain an allowance for doubtful accounts for estimated losses resulting from fraudulent claims made by patients, the inability of our corporate customers to make required payments, or as a result of a dispute in the invoiced amount.  Fraudulent claims arise when patients seek medical care and provide an invalid health card for payment.  The introduction of electronic medical records services, which pre-screen patients prior to services being rendered, is rapidly diminishing our exposure to fraudulent claims by patients.  We determine the adequacy of our bad debt allowance by continually evaluating individual customer receivables, considering the customer’s financial condition, credit history and current economic and business conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Historically losses on uncollectible accounts have not exceeded our allowances. As of December 31, 2005, our allowance for doubtful accounts was $18,000 (2004 - $16,000 )16,000).

▪

We are subject to various claims and legal actions in the ordinary course of our business. These matters include breach of contract or similar matters arising from contractual disputes. Our hospital and healthcare facility clients may also become subject to claims, governmental inquiries and investigations and legal actions to which we may become a party relating to services provided by our professionals. From time to time, and depending upon the particular facts and circumstances, we may be subject to indemnification obligations under our contracts with our hospital and healthcare facility clients relating to these matters.  As mentioned, we are unable to determine our potential exposure regarding these lawsuits at this time.  Similarly, we have other contingent liabilities that pertain to amounts potentially owing to government authorities.  We continue to evaluate the probability of an adverse outcome and will provide accruals for such contingencies as required. We are currently not aware of any other such pending or threatened litigation or similar contingency that we believe is reasonably likely to have a material adverse effect on us. If we become aware of such claims against us, we will evaluate the probability of an adverse outcome and provide accruals, as required, at that time.

▪

We are required to estimate the amount of tax payable for the current year and the future income tax assets and liabilities recorded in the financial statements accounts for future tax consequences of events that have been reflected in its financial statements.  Significant management judgment is required to assess the timing and probability of the ultimate tax impact.  We record valuation allowances on future tax assets to reflect the expected realizable future tax benefits.  Actual income taxes could vary from these estimates due to future changes n income tax law, changes in the jurisdictions in which we operate, the inability to generate sufficient future taxable income or unpredicted results from potential examinations or determinations of each year’s liability by the taxing authorities.

Valuation allowances primarily relate to potential future tax assets arising from accounting amortization claimed in excess of tax depreciation and tax losses carried forward.  Management must assess both positive and negative evidence when determining whether it is more likely than not that future tax assets will be recoverable in future periods.  Based on this assessment, a valuation allowance must be established where management has determined, based on current facts and reasonable assumptions, that such future tax assets will not likely be realized by the Company.  Realization is based on our ability to generate sufficient future taxable income.  With improved operating results and the benefit of the lawsuit settlement with Calian, we recognized a future tax asset related to tax losses carried forward.  A change in material assumptions occurred as related to the Calian settlement and we reported an income tax recovery of $895,897 which represents the benefit of the tax losses which we expect to utilize in fiscal 2006.  We intend to maintain a valuation allowance for the balance of the future tax assets until sufficient positive evidence exists to support its reversal.  Changes in material assumptions can occur from period to period due to the aging of prior year’s losses, the cumulative effect of current period taxable income and other sources of positive and negative evidence.  If these changes in material assumptions were to provide sufficient positive evidence, we could record the net benefit of $10 million, or a portion thereof, as a recovery of income taxes in the period when realization becomes more likely than not and a corresponding increase in net future income tax assets.

Recently Issued Accounting Pronouncements

In February 2006, the United States Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standard (‘‘SFAS’’) No. 155, ‘‘Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140’’ (‘‘SFAS 155’’).  SFAS 155 simplifies the accounting for certain hybrid financial instruments containing embedded derivatives.  SFAS 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133, ‘‘Accounting for Derivative Instruments and Hedging Activities’’ (‘‘SFAS 133’’).  In addition, it amends SFAS No. 140 ‘‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities’’ (‘‘SFAS 140’’), to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  SFAS 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  We will adopt the provisions of SFAS 155 on January 1, 2007. The implementation of SFAS 155 is not expected to have a material impact on our  results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156 ‘‘Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140’’ (‘‘SFAS 156’’).  SFAS 156 simplifies the accounting for loan servicing rights and the financial instruments used to hedge risks associated with those rights. SFAS 156 requires that servicing rights be valued initially at fair value, and subsequently accounted for at either fair value, or amortized over the economic life of the related lease.  SFAS 156 is effective for fiscal years beginning after September 15, 2006. We will adopt the provisions of SFAS 156 on January 1, 2007.  The implementation of SFAS 156 is not expected to have a material impact on our results of operations and financial condition.

In July 2006, FASB issued two related standards that address accounting for income taxes: FASB Interpretation No. (FIN) 48,  Accounting for Uncertainty in Income Taxes, and FASB Staff Position (FSP) FAS 13-2, Accounting for a Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.  Among other things, FIN 48 requires applying a “more likely than not” threshold to the recognition and de-recognition of tax positions, while FSP FAS 13-2 requires a recalculation of returns on leveraged leases if there is a change or projected change in the timing of cash flows relating to income taxes generated by the leveraged lease. The new guidance will be effective for us on January 1, 2007.   The implementation of FIN 48 and FAS 13-2 are not expected to have a material impact on our results of operations and financial condition.

We believe that the above standards would not have a material impact on our financial position, results of operations or cash flows as they relates to the reconciliation of Canadian and United States accounting policy differences .

BUSINESS

BACKGROUND

Med-Emerg International Inc. is an established healthcare solutions provider. Founded to supply contract staffing of emergency room (ER) physicians and nurses, we have grown to offer medical services and healthcare consulting to a variety of customers, including governments, communities and facilities across Canada.

Our operations are comprised of three distinct businesses: Staffing Solutions, Medical Services and Healthcare Consulting Services. In 2005, 64% of our revenue was generated by the Staffing Solutions unit; 28% by the Medical Services unit; and 8% by the Healthcare Consulting unit. From a gross margin perspective, the contribution was 46%, 38% and 16%, respectively.

We believe that we are well positioned to deal with the continuous challenges that confront the Canadian healthcare system. Some of these challenges, including the growing shortage of ER doctors, longer waiting times by patients, and the growing cost of public medicine, play directly into our strengths.

Our Staffing Solutions business provides physician-staffing services to more than 50 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities.  Our Medical Services business include chronic pain management, intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics, and family medical clinics.  Our Healthcare Consulting Services business provides custom solutions for governments and national and provincial bodies on a variety of matters including primary care renewal, project evaluation, and healthcare human resource planning.

MEII was founded in 1983 and is incorporated under the Business Corporation Act (Ontario).

STAFFING SOLUTIONS BUSINESS

We are the leading provider of ER doctors to Ontario hospitals. We provide physician-staffing services to more than 50 healthcare facilities across Ontario, including rural and urban hospitals as well as tertiary care centers and corrections facilities. We believe that on-going physician shortages and continuing demand for improved levels of care will continue to drive our Staffing Solutions business.

In addition to conventional emergency room staffing, we have developed a unique integrated staffing solution, which was  inaugurated  at the Whitby Mental Health Centre, to recruit primary care physicians. Based on patient population, the nature of the cases being treated, and the total cost of the current system, we introduced a healthcare model combining primary care physicians with primary care nurse practitioners. This was the first time a nurse practitioner function was introduced into a mental health setting. The program, now in its ninth year of operation, has received high satisfaction ratings from both staff and patients, resulting in the Whitby Mental Health Centre receiving the ACE award from the Ministry of Health for Innovation in Health Care Delivery Design. In June 2002, the Centre for Addiction and Mental Health in Toronto, Canada, awarded us a similar contract for primary care services. In 2004, we introduced primary health care nurse practitioners to its mix of healthcare providers in community-based hospitals.

Physicians choose to work with us for a variety of reasons. We can offer a variety of clinical experiences ranging from rural emergency room facilities to some of the country’s busiest emergency departments. Physicians can take a lead role or work in a team environment with more seasoned practitioners. Flexible scheduling also appeals to many emergency room physicians. While maintaining a regular position with one hospital, a physician can elect to work extra shifts through our company. Also, some physicians take advantage of out-of-town assignments by booking vacations close to hospitals in resort communities.

We are responsible for the recruiting, credentialing and scheduling of our healthcare professionals. Historically physicians and nurses have been recruited by word-of-mouth, at trade shows and through trade publications. Before arriving at a facility, the practitioner is screened to ensure that he or she has the necessary professional credentials, is licensed in the jurisdiction of the facility in question, carries all of the relevant medical malpractice insurance in addition to any requirements or skills, unique to the specific facility. Client scheduling requirements are obtained six to ten weeks in advance of shift dates. Once the shift requirements are obtained, our personnel search our proprietary data base of healthcare providers and contact those with the appropriate skills, credentials and availability to determine their interest in taking on a specific shift.

Physicians’ billings account for more than 90% of revenue generated by our Staffing Solutions business. We pay our doctors based on rates prescribed by provincial health insurance programs. With most of our revenues generated in the Province of Ontario, the Ontario Hospital Insurance Program (OHIP) rates are the basis of payment for most doctor payments.

MEDICAL SERVICES BUSINESS

We provide innovative medical services directly to healthcare consumers.

Infusion Services

In March 2001, we entered into an agreement with Schering Canada Inc. to become a coordinator for the community-based infusion of the medication known as Remicade™. This contract capitalizes on our access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn's disease. We delivered more than 7,500 infusions in 2005.

As of August 1, 2006, we operated 16 virtual clinics across Ontario. On an as-required basis, we lease space in community-based medical clinics. Our team of infusion coordinators arrange for patients to arrive at the clinic at a prescribed time and for a physician and nurse to be available to attend to their needs. The Remicade™ is supplied by a local pharmacy.

 Remicade™ is currently approved by Health Canada for five indications in Ontario: rheumatoid arthritis, Crohn’s disease, ankylosing spondylitis psoriasis and psoriatic arthritis. Remicade™ is also prescribed for ulcerative colitis, but this indication is awaiting approval from Health Canada. Once an indication is approved by Health Canada, it is more likely that doctors will prescribe the medicine and that insurance companies will insure the medicine. Historically, more than 85% of infusions have been related to Crohn’s disease and rheumatoid arthritis. Although total infusions grew by more than 25% in 2005 and have increased 37% in the first half of 2006, growth for the two key indications was less than 5%. We expect growth related to Remicade™ to level off unless additional indications are approved by Health Canada.

We continue to seek out additional products to offer through our infusion clinics.

Pain Management Services

Our chronic pain management service, CPM Health Centres Inc. (“CPM”), was launched in November 2004 with the acquisition of the Scarborough Pain Clinic. A second location, in downtown Toronto, was opened in December 2004 and three more locations have been opened since then,, in Hamilton, Oakville and Mississauga.

CPM has developed a standardized approach to the treatment of chronic pain, using an integrated multi-disciplinary approach including anesthetists and ER physicians, amongst others.

In August of 2005, Dr. Roman Jovey, the President of the Canadian Pain Society, joined CPM as its Medical Director. Over the last 15 years, Dr. Jovey has developed an international reputation in the field of chronic, non-cancer pain, using pharmacotherapy. In addition to maintaining a private practice, Dr. Jovey also consults with the pharmaceutical industry and educational institutions on medical educational programs related to pain. He is also a medico-legal expert for the Canadian Medical Protective Association on cases related to opioids, pain and addiction.   In his capacity as Medical Director, Dr. Jovey oversees the clinical aspects of CPM and assists in the training of new physicians.

We intend to increase the number of physicians available to treat those suffering from chronic pain and thereby improve service availability to a healthcare sector that is plagued by long wait times. We have developed and launched a training program specifically designed to educate emergency room physicians in chronic pain management.

The clinic that CPM acquired in November 2004 increased patient visits from approximately 300 patients per month to more than 750 patients per month in June 2006. Further, CPM as a whole more than quadrupled its volumes by treating approximately 1,450 patients in June 2006 compared to the 289 patients treated in November of 2004.

We are currently focusing efforts to further increase capacity in 2006 by training more doctors and by opening additional clinic locations.

Family Medical Clinics

In January 2005, we resumed operation of a family medical clinic in Wallaceburg, Ontario that it had sold in 2003, after the purchaser failed to achieve certain earnings targets. In November 2005, we resumed operation of a second clinic in Calgary Alberta, when the buyer defaulted on certain payment obligations. We are exploring ways to enhance the performance of the Family Medical Clinics by utilizing them for infusion and/or pain management services.

HEALTHCARE CONSULTING BUSINESS

Over the years, we have developed significant experience in international and domestic healthcare consulting. Currently we are providing consulting services under several contracts, advising on a range of issues related to primary care staffing, health human resource planning, and integrated service delivery models.

In 2005, we developed an innovative health human resource planning tool for the four Atlantic Provinces (New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador). The tool focused on a needs based model as opposed to the traditional supply based design. This project received wide recognition in the marketplace and the Company expects that new business opportunities will arise as a consequence.

We were recently awarded a contract by a national association to provide consulting services in connection with planning for an influenza pandemic. Management believes that this contract, like the one with the Atlantic Provinces, has the potential to generate additional consulting opportunities, though no assurance can be provided that additional contracts will be obtained.

In 2005, we also completed projects for the Royal College of Physicians and Surgeons and the Canadian Nurses Association. Additionally, we started five projects associated with the design and development of Family Health Teams (FHTs) across Ontario.

We have used a ‘virtual’ model to build our healthcare consulting practice. We respond to contract tenders for projects that meet pre-defined criteria. Project-specific teams are assembled, based on the needs of the contract. We call on the expertise of leading academics and industry leaders to work on specific projects. On a recent contract, we worked with two internationally recognized subject-matter experts, a former senior public-health officer and surgeon, two professors at leading Canadian universities, a lawyer, and a chief health human resource officer for a provincial government. In tandem with our own project manager, the contract was won in a competition against bids from several multi-national consulting firms.

DISCONTINUED OPERATIONS (GOVERNMENT HEALTHCARE SERVICES)

In March 2001, we were awarded an administrative management services contract, the largest of its kind, to provide medical staffing for military bases of the Department of National Defense (DND) across Canada. The contract had an initial period of three years ending on March 31, 2004, but the contract was amended and extended until March 31, 2005.

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the Contract. We responded to the tender proposal and our bid was one of three considered by PWGSC. In December 2004, we learned that we were not successful in our bid to win a follow-on contract with DND. Our contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

On January 24, 2005, we filed a complaint (Med-Emerge International Inc. v. Calian Technology Limited et al) with Ontario Superior Court of Justice against the winning bidder in the May 2004 re-tender of the DND contract and one of our former employees. On July 11, 2006, we and Calian settled the outstanding litigation pursuant to which Calian paid to us the sum of CDN $2 million (equal to approximately $1.8million) and the parties exchanged full and final releases.

 On January 31, 2005, we filed a complaint with the Canadian International Trade Tribunal (CITT) wherein we questioned the manner in which the Government of Canada’s procurement for the DND medical staffing contract is conducted. On April 26, 2006, the Federal Court of Appeal (the Court) dismissed our application.

OVERVIEW OF THE CANADIAN HEALTHCARE INDUSTRY

STAFFING SOLUTIONS BUSINESS

The Canadian healthcare industry, like those in most industrialized nations, suffers from a chronic shortage of healthcare professionals. This situation is most acute in rural areas. Fewer than 10% of Canada's doctors work in rural areas, even though that's where 21% of Canadians live. Further, just 2% of specialists work in rural Canada, including only 2% of emergency medicine specialists ( Geographic Distribution of Physicians in Canada: Beyond How Many and Where , January 11, 2006, published by the Canadian Institute of Health Information).

From 1994 to 2000, the net inflow of physicians into practice dropped to 313 physicians per year, compared to 1,040 per year from 1990 to 1993. This resulted in 5,093 fewer physicians entering practice from 1994 to 2000 than would have entered if this net inflow rate had not dropped from the 1990 to 1993 level. The causes for this decline in physician inflow are listed below in order of descending impact:

(i) An increase in the length of time spent in postgraduate training, from 1993 onwards. This factor accounted for one-quarter of the total decline in net physician inflow.

(ii) A decreased intake of international medical graduates. The decreased intake accounted for 22% of the total decline in net physician inflow.

(iii) The net inflow rate would have dropped by 21%, even without any policy changes. This reduction was due to a dynamic effect created in 1987, when the rotating internship experienced a surge in enrolment. This created a temporary increase in the inflow rate between 1987 and 1992, which would have naturally subsided by 1993.

(iv) An increase in retirements, accounted for 17% of the decline in net physician inflow.

(v) Medical school enrolment decreases had only a modest impact on the decline in physicians. There was a 5% drop in output from Canadian medical schools beginning with the class of 1991 and a further 10% reduction beginning with the class of 1997.

(vi) Loss of physicians to the United States and other countries had little impact. In any given year during the decade, there was a net loss of Canadian physicians due to migration. However, this annual loss was only slightly greater from 1994 to 2000 than it was from 1990 to 1993. Hence, this phenomenon accounted for only 3% of the decline in net physician inflow.

Exacerbating the declining supply of physicians is the changing demographics of the physician population. Between 1981 and 2000, the proportion of women entering medicine rose from 13% to 29% and at the same time, the physician population aged. Overall, female physicians and older physicians work fewer hours than their younger, male counterparts. With the physician population aging and more women entering the profession, the available hours per physician is declining. At the same time, the Canadian population is aging and the elderly typically use more medical services.

Because of these demographic shifts, it is estimated by the Canadian Medical Association, that four million Canadians, or about 12% of the population, do not have a family physician. Consequently, emergency rooms are crowded with patients who would otherwise be seen by a general practitioner (GP). The increased burden on emergency rooms increases the staffing requirements of these units.

MEDICAL SERVICES

Infusion Services

Outpatient infusion therapy was first introduced in the 1980s as part of an effort to stem rising healthcare costs by delivering services in more cost-effective ways. Outpatient infusion therapy was also made more practicable by improved intravenous technology. Over the years, outpatient infusion clinics have proven to be a safe and reliable alternative to hospital-based infusions with the added benefit that patients enjoy being in a non-hospital environment, close to where they live. For a variety of reasons, community-based infusion clinics did not arrive in Canada until the 1990s.

Community-based infusion clinics are usually based in medical or rehab clinics. They can be used to deliver a variety of therapies including chemotherapy, pain management, antimicrobial and biologic therapies, to name a few.

While public and privately funded infusion clinics thrive in the United States, Canada has been relatively slow to embrace the change. With continuing pressures on healthcare spending, we believe that over time Canada will increasingly turn to community-based infusion clinics to help manage healthcare spending.

Pain Management Services

In 2001, the European Federation of the International Association for the Study of Pain Chapters declared that while acute pain may reasonably be considered a symptom, chronic and recurrent pain is a disease in its own right.

In a study conducted on behalf of the Canadian Pain Society, more than 20% of Canadians were found to suffer from chronic pain (unexplained pain lasting more than 6 months). In those 55 years of age or older, the incidence increased to almost 40% of the population. This equates to more than 6,000,000 Canadians who could potentially access medical services for the treatment of pain.

While the population affected by chronic pain is substantial, the treatment of chronic pain is still in its formative stages. In a 2003 study by Morley-Foster et al for Pain Research Management, 68% of Canadian physicians surveyed thought that moderate to severe chronic pain was not well managed in Canada and 60% thought pain management could be enhanced by improved physician education. Misinformation abounds in the medical community as well. The same study found that 17% of GPs and 10% of palliative care physicians wrongly thought that regulations limited the prescribing of opioids for pain management.

There are few standards in regards to the treatment or delivery of chronic pain care in Canada. In a study of 180 patients with peripheral neuropathy, 43% used complementary alternative medicines, including megavitamins, magnets, acupuncture and herbal remedies.

At the same time, the societal cost of chronic pain is staggering. Industry estimates that the annual cost of chronic pain to the US economy, due to reduced performance at work, is $61.2 billion; an amount equal to that of cardio vascular disease. Using the traditional 10 to 1 ratio for comparing the US market to the Canadian market, this suggests that the cost to the Canadian economy is about $6 billion.

Facilities for the treatment of chronic pain in Ontario are backlogged. The average wait time for a patient to access a multi-disciplinary pain clinic is 26 months. The further one travels from the Greater Toronto Area, the longer the wait times are.

HEALTHCARE CONSULTING

The demographic challenges described under STAFFING SOLUTIONS, above, directly affect the Healthcare Consulting business.

Healthcare spending in Canada in 2005 is forecast to increase to Cdn$142 billion, a 7.7% increase over 2004, and a record 10.4% of GDP. The Ontario director of the Canadian Taxpayers Federation is quoted as saying that, based on current growth patterns; Ontario will be spending 85% of its budget on healthcare by 2035. Such a situation is unworkable.

In the alternative, federal and provincial governments and medical associations are all looking for ways to deliver more with less. As long as this crisis environment continues, the opportunity for healthcare consulting is expected to remain strong.

REGULATION OF HEALTHCARE IN CANADA

The provision of medical services in Canada is, for the most part, under provincial jurisdiction. Currently provincial governments are responsible for paying physicians for the provision of insured services to residents of their province. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the Provincial Schedule of Benefits. The Canada Health Act allows for cash contributions by the federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges. We and our independent contracted physicians are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

Business corporations are legally prohibited from providing, or holding themselves out as providers of, medical care in many provinces. While we seek to structure our operations to comply with the provincial laws relating to the corporate practice, given varying and uncertain interpretations of such laws, we could be found in non-compliance with restrictions on the corporate practice of medicine in all provinces. A determination that we are in violation of applicable restrictions on the practice of medicine in any province in which we operate or could operate could have a material adverse effect on us if we were unable to restructure our operations to comply with the requirements of such province.

COMPETITION

We compete with a variety of healthcare service providers. These include the following by MEII business unit:

•	Staffing Solutions: Third party staffing agencies (nursing); Small groups of physicians that provide competitive services to local hospitals (physicians)
•	Medical Services: Public hospitals; Homecare agencies; and Physician practice management companies
•	Healthcare Consulting: Independent consulting companies.

EMPLOYEES

As of June 30, 2006, we had 109 active full and part-time employees, 19 were employed in administration, 14 were involved in staffing solutions, 71 were active in medical services, and five were in the consulting division. We believe that our relations with our employees are good. Our employees do not belong to a union and there is no collective bargaining agreement covering the employees. We also have approximately 150 contractors engaged on a part-time basis, all of which provide services to clients of the Company.

AVAILABLE INFORMATION

Our website is located at http://www.med-emerg.com. The reference to our website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document.

The public may read and copy any materials we file with the Securities and Exchange Commission (“SEC”) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Office of Public Reference by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

DESCRIPTION OF PROPERTY

We do not own any real property. Our principal leases, as of August 25, 2006, are listed below:

Location	Function	Square Feet	Monthly Rent (CDN $)	Lease Expiration

Mississauga, Ontario	Head office and clinical services	8,940	17,129	December 31, 2007
London, Ontario	Administrative services	1,550	1,549	April 30, 2009
Scarborough, Ontario	Clinical services	2,080	5,385	February 28, 2010
Wallaceburg, Ontario	Clinical services	5,900	5,900	May 1, 2012
Calgary, Alberta	Clinical services	6,417	10,200	February 28, 2009
Hamilton, Ontario	Clinical services	1,870	1,870	April 30, 2011
Oakville, Ontario	Clinical services	1,701	2,351	July 31, 2011

LEGAL PROCEEDINGS

On August 3, 2004 a lawsuit (Burke v. Master Corporal Calvin Smith, Med-Emerg International Inc., and the Attorney General for Canada) was filed in the Superior Court of Justice (Ontario), naming us as a defendant. The lawsuit alleges defamation and wrongful termination and breach of employment contract and seeks damages from us in the amount of Cdn$550,000. The plaintiff was employed by us on a term definite contract with respect to the DND contract. In August 2003, we were advised by DND that DND was reviewing its staffing needs with respect to the base where the plaintiff was employed. Without the approval of PWGSC, the government arm responsible for DND procurement we were unable to extend the plaintiff’s employment beyond September 26, 2003. On September 22, 2003, we were instructed to terminate the plaintiff’s contract immediately, for cause. We were denied the right to investigate the situation or to participate in DND’s investigation of the matter. Absent information to the contrary, we paid the plaintiff until the rightful end of his contract, September 26, 2003. The plaintiff has acknowledged that nothing further is owed to him by us. We have filed a cross-claim against the Attorney General for Canada, for damages incurred.

On September 22, 2003, a lawsuit (Hans Asche v. Med-Emerg International Inc. and Her Majesty in Right of Canada (Minister of National Defense), et al) was filed with the Supreme Court of Nova Scotia, naming us as a defendant. The plaintiff claims unspecified damages for wrongful dismissal and breach of contract. In June 2003, DND instructed us to remove the plaintiff from its premises. We sought instructions from PWGSC, as per the requirements of the contract. A response was not received until September 29, 2003. We have filed a cross-claim against the Attorney General for Canada, for damages incurred.

On January 24, 2005, we filed a complaint (Med-Emerge International Inc. v. Calian Technology Limited et al) with Ontario Superior Court of Justice alleging that the defendants, the winning bidder in the May 2004 re-tender of the DND contract and a former employee of ours, used confidential information obtained through the hiring of a former employee to win the contract, and that our former employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to us. The Company sought Cdn$100,000,000 in damages. See Business - Discontinued Operations (Government Healthcare Services above. On July 11, 2006, we and Calian settled the outstanding litigation pursuant to which Calian paid to us the sum of CDN $2 million (equal to approximately $1.8million) and the parties exchanged full and final releases. See Business – Recent Developments.

On January 31, 2005, we filed a complaint under subsection 30.13(1) of the Canadian International Trade Tribunal Act (CITT) alleging that PWGSC had improperly awarded the DND contract in the May 2004 re-tender. We sought to terminate the contract award to the winning bidder, to have the DND contract awarded to us, or in the alternative, to have a new bid process conducted.  In the alternative, we asked that we be compensated for lost profit on the DND contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that our complaint against PWGSC was valid, in part, and awarded us our reasonable costs. On July 15, 2005 we filed an application for judicial review into the CITT decision. In its decision the CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs. On April 26, 2006, the Federal Court of Appeal (the Court) dismissed our application.

Except as described in the preceding paragraph, we are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. From time to time, we may be a party to litigation or other legal proceedings that we would consider to be a part of the ordinary course of our business.

MANAGEMENT

The following table sets forth certain information concerning our directors, executive officers and key employees.

Name	Age	Position

Michael Sinclair	63	Chairman of the Board

Manfred Walt	53	Director

Jacob (Koby) Ofek	48	Director

Major General Lewis MacKenzie	66	Director

John Yarnell	78	Director

Sidney Braun	46	President and Chief Operating Officer, Director

Ramesh Zacharias	54	Chief Executive Officer, Director

Donald Ross	54	Vice President , Business Development

William J. Danis	50	Chief Financial Officer

The business experience, principal occupations and employment, as well as the periods of service, of each of our executive officers and directors during at least the last five years are set forth below:

Name	Position	Principal Occupation and Positions Held

Michael Sinclair	Chairman

Dr. Sinclair has been involved in several healthcare staffing companies in North America and the United Kingdom. Dr. Sinclair was Chairman and the largest individual shareholder of Lifetime Corporation, a NYSE listed company. Through his vision and leadership, Lifetime grew to the largest home healthcare provider in the US with about US $1.2 billion in revenues and over 70,000 nurses affiliated through its nationwide branches. It was sold for more than US $600 million. Currently, he is the co-founder and Chairman of Atlantic Medical Management, which manages the New York based healthcare venture fund Atlantic Medical Capital. He serves as the non-executive chairman of two portfolio companies: Nursefinders and Healthcare Capital Resources . Dr. Sinclair has served as Chairman of the Company’s Board of Directors since May 2004.

Manfred Walt (1)(2)	Director

Mr. Walt joined entities affiliated with Paul Reichmann and his family in May 1998 as Executive Vice President and Chief Financial Officer of Central Park Lodges Ltd., a privately held retirement home company, a position he held to March 2003. From April 2001 to April 2002 he was Executive Vice President and Chief Financial Officer of Retirement Residences Real Estate Investment Trust. Since May 2002, Mr. Walt has been principally employed as President and Chief Executive Officer of Walt & Co. Inc., a private investment and management company. Mr. Walt was a director of Oxford Automotive Inc., a private company which in January 2002, commenced a pre-packaged Chapter 11 filing in conjunction with a financial recapitalization as a result of the severe downturn in production volumes in the North American auto parts industry. Oxford Automotive Inc. emerged from Chapter 11 in June 2002 and Mr. Walt retired from its board in November 2003. Mr. Walt is a director and consultant to Spectrum Seniors Housing Development Corp, the largest developer of assisted living facilities in Canada. Mr. Walt was previously associated for 18 years in various capacities with Brookfield Asset Management Inc. (“BAM”), an entity previously affiliated with Peter and Edward Bronfman and the Edper Group of Companies. BAM, a diversified conglomerate, held interests in the natural resources, energy, merchant banking and real estate development sectors. Mr. Walt has served as a director of the Company since May 2004.

Jacob (Koby) Ofek (1)	Director

Mr. Ofek is a 20 year veteran of the recruitment and staffing industry and an owner and manager of such businesses since 1986. Mr. Ofek is the Chairman of Oz Atid International Ltd. Through the years he has recruited many thousands of workers, mainly from Eastern Europe. Mr. Ofek has served as a director of the Company since May 2004.

Lewis MacKenzie (1)(2)(3)	Director

During his thirty-six years of military service in the Infantry Mr. MacKenzie served nine years in Germany with NATO forces and managed nine peacekeeping tours of duty in six different mission areas-The Gaza strip, Cyprus, Vietnam, Cairo, Central America and Sarajevo. He retired from the forces in 1993 and in that same year received the prestigious Vimy Award for his outstanding contribution to the preservation of democratic values. Since his retirement from the military, General MacKenzie has regularly appeared on many of the international TV and radio networks as a commentator. Following the attacks of September 11, 2001, Lewis MacKenzie was appointed one of two advisors to the Government of Ontario on counter-terrorism and emergency measures. He is a graduate of the Xavier Junior College of Sydney, Cape Breton and The University of Manitoba. General MacKenzie has served as a director of the Company since December 2002.

John Yarnell (1)(2)(3)	Director

John Yarnell is the President of Yarnell Companies Inc. Yarnell Companies Inc. is an investment and management services company formed in 1978 to invest and manage venture capital initiatives. Mr. Yarnell is the founder and retired Chairman of the Quorum Group of companies and a former director and chairman of Poco Petroleums Ltd., Guard Inc., and Aluma Systems Inc. He is a graduate of The University of Manitoba and Harvard Business School. Mr. Yarnell has served as a director of the Company since December 2002.

Sidney Braun	President, Chief Operating Officer and Director

Prior to joining the Company, Mr. Braun was an exclusive subcontractor to Poalim/IBI, the largest investment bank in Israel, covering the European financial markets. For approximately two years prior to that, Mr. Braun was a representative for Raphael Zorn Helmsley, a UK investment bank. Mr. Braun assisted in taking Israeli based companies public on the AIM in London, England. Mr. Braun has served as President and Chief Operating Officer and as a director of the Company since May 2004. Mr. Braun also serves as a director of SPO Medical Inc.

Ramesh Zacharias	Chief Executive Officer and Director

Dr. Ramesh Zacharias is the founder of Med-Emerg International Inc. and served as its President and Chief Executive Officer, and Executive Medical Director. He has practiced medicine in Canada since 1981 and has extensive experience in the delivery of emergency and primary, medical care. He has provided consulting services regarding the delivery of emergency care internationally in the Caribbean, Saipan and Malaysia and provided management-consulting services regarding the operation of medical clinics in Canada, the United States and Russia. In this continued role in providing medical insight and with his extensive business experience, he provides the strategic guidance and leadership to the Company’s management team. Under his leadership, we have grown to become the leading Canadian medical clinic management and medical staffing organization. Dr. Zacharias has served as a director of the Company since September 1983.

Donald Ross	Vice President Business Development

Dr. Ross has been Vice-President of Med-Emerg International Inc. since November 2000 and is responsible for the operations of the Company. He is an experienced healthcare executive, responsible for hands-on day-to-day operations. In addition to his professional experience, Don holds a Masters degree in Clinical Epidemiology, is a Doctor of Dental Medicine, and has an honors Bachelors degree in neurophysiology from the University of British Columbia. Prior to working with the Company, Don was the Executive Vice President (Health Care) of Aetna Canada for five years and has extensive experience in managing clinical business units in the public and private sectors.

William J. Danis	Chief Financial Officer and Treasurer

Mr. Danis has served as the Company’s Chief Financial Officer and Treasurer since May 2003. He is an experienced financial professional, bringing 25 years of operational and investment experience to his role at MEII. Prior to joining the company he was a founding partner of Greybrook Corporation, a private equity investment company. Previously he held senior investment roles with Working Ventures Canadian Fund Inc. and Royal Trust Enterprise Capital. He left public accounting in 1985 to accept the position of Managing Director of an offshore subsidiary of Brookfield Asset Management Inc. (TSX:BAM.LV.A).

Notes:
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nomination Committee

Under the agreements with Calian pursuant to which it has purchased the Series I Shares, we agreed to take all actions in our capacity to effect the appointment or election of Mr. Larry O’Brien, Calian’s current Chairman, to our Board of Directors or, alternatively and at Calian's option, to appoint an observer specified by Calian to our Board of Directors. We are entitled to exclude such director nominee or observer’s rights to participate in any board meeting to the extent necessary to protect any privileged information and to extent that the Board considers such person’s participation to be inimical to our interest, having regard to the fact that Calian is a competitor of ours. Calian's right to designate a board nominee or board observer terminate at such time at it holds less than 6,562,500 Series I Shares or upon a "Change in Control".

On August 28, 2006 Mr. Braun advised us that he intends to resign from his position as  President and Chief Operating Officer to pursue other interests.  Mr. Braun intends to continue as a director of our company.

Board Meetings Structure

The Board met five times during the year ended December 31, 2005. No director who served during the 2005 fiscal year attended fewer than 60% of the meetings of the Board and of the committees of the Board of which he was a member.

The Board does not have a formal policy with respect to Board members attendance at annual stockholder meetings, though it encourages directors to attend such meetings.

We have not, to date, implemented a policy or procedure by which its stockholders can communicate directly with our directors. Due to our small size and limited resources, we believe that this is appropriate.

Board Committees

The Board has a Compensation Committee, Corporate Governance and Nomination Committee and an Audit Committee.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for our executive officers, including the Chief Executive Officer, and for administering our stock option plans. Members of the Compensation Committee are Messrs. Walt, Ofek, MacKenzie and Yarnell. The Compensation Committee met four times in 2005.

 The Corporate Governance and Nomination Committee is jointly tasked with developing and reviewing our approach to corporate governance issues, including the public disclosure of our corporate governance practices and to monitoring the Board’s succession plan for the Board of Directors, the CEO and other senior management. The Committee is comprised of Messrs. MacKenzie and Yarnell. The Corporate Governance and Nomination Committee met two times in 2005.

The Audit Committee is primarily responsible for overseeing the services performed by our independent auditors and internal audit department evaluating our accounting policies and system of internal controls and reviewing significant financial transactions. The Audit Committee is comprised of three members: Messrs. Walt, MacKenzie and Yarnell. We believe that each member of the Audit Committee meets the independence criteria set out in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers and the rules of the and other requirements of the SEC. The Board of Directors has determined that Mr. Yarnell qualifies as an "audit committee financial expert" as defined in the rules of the SEC. The Audit Committee met four times in 2005.

We have adopted a Code of Ethics applicable to all employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of this code is attached to our Annual Report on Form 10-K for the year ended December 31, 2005.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned by our Chief Executive Officer and the most highly compensated executive officers and key employees of the Company whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 2005 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
		------------------------------------			-------------------------------
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation	Securities Underlying Options (#) (2)	All Other Compensation

Ramesh Zacharias	2005	332,000	--	--	--	--
Chief Executive Officer	2004	345,000	--	--	1,000,000	--
	2003	339,000	--	--	--	--

Sidney Braun	2005	190,000	--	--	--	--
President and COO	2004	80,000(3)	--	--	1,250,000	--

Donald Ross	2005	151,000	--	--	--	--
Vice President, Business	2004	142,000	--	--	150,000	--
Development	2003	131,000	--	--	100,000	--

William Danis
CFO and Corporate Secretary	2005	172,000	--	--	--	--
	2004	172,000	--	--	250,000	--
	2003	98,000(4)	--	--	--

(1)	All amounts are in Canadian dollars.

(2)

Represents Common Shares issuable upon exercise of the employee stock options issued in the year indicated under our two stock option plans: Plan A, as amended and approved by the security holders in August 2003;

and Plan B, a plan established by the Board of Directors in 2004.

(3)	Mr. Braun commenced his employment in June 2004.

(4)	Mr. Danis commenced his employment in May 2003.

OPTIONS GRANTED IN 2005

None of the Named Executive Officers were granted any options during the year ended December 31, 2005.

AGGREGATE OPTIONS EXERCISED IN 2005 AND 2005 YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the- Money Options At Fiscal Year End ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable (1)
Ramesh Zacharias	-	-	700,000	800,000	-	20,000
Sidney Braun	-	-	187,500	862,500	4,688	21,563
Donald Ross	-	-	200,000	120,000	-	3,000
William Danis	-	-	100,000	120,000	-	3,000

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($0.14) on December 31, 2005, as quoted on the OTC Bulletin Board.

Director Compensation:

During 2005, each of our non-management directors received cash compensation of Cdn$32,500, inclusive of all committee and Chair fees. In lieu of director’s fees, Messrs. Ofek and Sinclair entered into consulting agreements with us, under which they were compensated Cdn$70,000 per annum, each. These agreements terminated on June 30, 2005. On termination of the consulting agreements, Messrs. Ofek and Sinclair began to draw director’s fees. Total cash compensation for Messrs. Ofek and Sinclair in 2005 was Cdn$48,750.

We paid Yarnell Companies Inc. and Walt & Co. Inc. for the services provided by Messrs. Yarnell and Walt as directors, respectively.

Compensation Committee Interlocks and Insider Participation:

The current members of the Compensation Committee are Messrs. Walt, Ofek, MacKenzie and Yarnell, none of whom are employees and each of Messrs. Walt, Ofek, MacKenzie, and Yarnell are considered independent directors. None of our executive officers (i) served as a member of the of the compensation committee (or other board committee performing similar functions or in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity one of whose executive officers served on our Compensation Committee or (iii) served as a member of the compensation committee (or other board committee performing similar functions or in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the company.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of August 25, 2006 certain information with respect to stock ownership of (i) each Named Executive Officer and director; (ii) each person known by us to be a beneficial owner of 5% or more of our outstanding Common Shares; (iii) all directors and executive officers as a group.

Name of beneficial owner (1)	Number of Common Shares (2)	Percentage of Class (2)
Ramesh Zacharias, CEO and Director	6,703,794 (3)	11.2%

Sidney Braun, President, COO and Director	3,071539 (4)	5.1%

Donald Ross, VP Business Development	100,000 (5)	*

William J. Danis, CFO, Treasurer and Secretary	100,000 (5)	*

Michael Sinclair, Chairman	7,855,212 (6)	13.2%

Manfred Walt, Director	5,077,577 (7)	8.6%

Jacob (Koby) Ofek, Director	19,940,293 (8)	31.9%

Lewis MacKenzie, Director	150,000 (9)	*

John Yarnell, Director	150,000 (9)	*

BXR1 Holdings Inc.	7,646,366 (10)	13.0%

David Kassie	5,097,577 (11)	8.6%

Calian Technologies	8,750,000 (12)	13.1%

H. T. Ardinger	4,111,500	5.4%

All executive officers and directors as a group (9 persons)	39,701,753 (13)	70.8%

*Indicates less than 1%

(1)

Unless otherwise indicated, the address of each person listed is c/o Med-Emerge International Inc., 6711 Mississauga Road, Suite 404, Mississauga, Ontario, Canada L5N 2W3. The address of H.T.Ardinger is 9040 Governors Row, Dallas, Texas, 75356.

(2)

Pursuant to the rules and regulations of the Securities and Exchange Commission, Common Shares that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock beneficially owned by such person.

(3)

Includes (i) 200,000 Common Shares issuable upon exercise of stock options, (ii) 5,000,000 Common Shares held of record by 1245841 Ontario Inc., an Ontario corporation (“1245841 Ontario Inc.”), and (iii) 1,211,250 Common Shares issuable upon exercise of Common Share purchase warrants (“A Warrants”) issued in June 2004 to 1245841 Ontario Inc. exercisable to purchase three Common Shares (A) at $0.20 per share for each one Common Share issued by us upon the exercise of (1) the 985,000 options currently outstanding which entitle the holder to purchase Common Shares at $0.20 per share; and (2) the 1,437,500 warrants currently outstanding which entitle the holder to purchase Common Shares at $0.20 per share (collectively, the “$0.20 Option”); or (B) at $1.00 per share for each one Common Share issued by us upon the exercise of the 100,000 options currently outstanding which entitle the holder to purchase of common shares at $1.00 per share (the “$1.00 Option”). As an officer, director and 50% owner of 1245841 Ontario Inc., Mr. Zacharias may be deemed to be a beneficial owner of the Common Shares and A Warrants held of record by that company. Mr. Zacharias shares voting and investment power over the Common Shares and A Warrants held of record by 1245841 Ontario Inc. with his wife, Victoria Zacharias. Mr. Zacharias disclaims beneficial ownership of the Common Shares and A Warrants held of record by 1245841 Ontario Inc.

(4)

Includes (i) 250,000 Common Shares issuable upon exercise of stock options; (ii) 207,841 Common Shares issuable upon exercise of A Warrants; and (iii) 1,363,698 Common Shares (“Escrowed Shares”) that would be transferred to Mr. Braun pursuant to the shareholders agreement dated as of May 31 2004 (the “Shareholders Agreement”) between Mr. Braun, Jacob (Koby) Ofek and the Sinclair Montrose Trust Ltd. (the “Transferees”) and BXR1 Holdings Inc., Walt & Co. Inc., Lillian Brachfeld, 1619271 Ontario Limited and David J. Kassie (collectively, the “Transferors”) if at any time prior to June 30, 2007 (A) the closing price of the common shares is $1.00 or more for 120 consecutive trading days and our audited earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the most recently ended fiscal year exceeds $0.13 per share; or (B) the closing price of the Common Shares is $1.45 or more for 120 consecutive trading days and our audited EBITDA for the most recently ended fiscal year exceeds $0.117 per share; or (C) any Transferor sells any of its Common Shares at a price of $1.45 or more per share.

(5)	Represents Common Shares issuable upon exercise of stock options.

(6)

Includes (i) 1,039,430 Common Shares issuable upon exercise of A Warrants issued in June 2004 to Sinclair Montrose Trust Ltd. (the “Trust”) and (ii) 594,433 common shares that may be transferred to the Trust pursuant to the Shareholders Agreement. As Chairman of the Trust, Mr. Sinclair may be deemed to be a beneficial owner of the Common Shares and A Warrants held of record or beneficially owned by the Trust.

(7)

Represents (i) 4,350,827 Common Shares held by Walt & Co Inc. (“Walt & Co.”) and (ii) 726,750 Common Shares issuable upon exercise of A Warrants issued in June 2004 to Walt & Co.. As President and Chief Executive Officer of Walt & Co., Mr. Walt may be deemed to be a beneficial owner of the Common Shares and A Warrants held of record by that company. Includes 874,166 Common Shares that Walt & Co. may transfer pursuant to the Shareholders Agreement.

(8)

Includes (i) 2,623,497 Common Shares issuable upon exercise of A Warrants issued in June 2004 and (ii) 1,538,531 common shares that may be transferred to Mr. Ofek pursuant to the Shareholders Agreement.

(9)	Represents Common Shares issuable upon exercise of stock options.

(10)	Includes 1,090,125 Common Shares issuable upon exercise of A Warrants issued in June 2004. Includes 1,311,248 Common Shares that the holder may transfer pursuant to the Shareholders Agreement.

(11)	Includes 726,750 Common Shares issuable upon exercise of A Warrants issued in June 2004. Includes 874,166 Common Shares that Mr. Kassie may transfer pursuant to the Shareholders Agreement

(12)	Represents Common Shares issuable upon conversion of 8,750,000 Series I Shares. The address of this person is 2 Beaverbrook Road, Kanata, Ontario, Canada.

(13)	See footnotes (3) through (9) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We paid to  each of two directors who were retained as consultants Cdn$70,000 per annum  during the 12 month period ended June 30, 2005, at which time the contracts expired.

Calian holds 8,750,000 Series I Shares which are convertible at Calian’s option into common shares at a current conversion rate of one common shares for each Series I Share. Under the agreements with Calian, we agreed that so long Calian holds  at least 4,375,000 Series I Shares, (i) we will not, without the prior written consent of Calian (which consent is not to be unreasonably withheld or delayed), take certain specified actions and (ii) that Calian has the right, under specified circumstances, certain pre-emptive rights. These rights and privileges are discussed under Agreements with the Selling Stockholders. In addition, so long as it continues to hold 4,375,000 Series I Shares Calian has the right to designate a member to our Board of Directors or, in lieu thereof and at its option, appoint an observer to the board.

Administrative fees of approximately $24,765 were paid in 2005 to an entity controlled by one of our non-employee directors, Mr. Michael Sinclair, in connection with services performed by such entity.

We believe that all previous transactions between us and our officers, directors or 5% stockholders, and their affiliates were made on terms no less favorable to us than those available from unaffiliated parties. We present all proposed transactions with affiliated parties to the Board of Directors for its consideration and approval. Any such transaction is approved by a majority of the disinterested directors.

SELLING STOCKHOLDERS

Up to 53,718,397 of our Common Shares are being offered under this Prospectus, all of which are being registered for sale for the account of the selling stockholders. These are comprised of the 8,750,000 Common Shares issuable upon conversion of the Series I Shares issued to Calian in July 2006 and the Common Shares described below. Details relating to the private placement of the Series I Shares to Calian are discussed above in this Prospectus under the caption “Agreements with Calian Technologies Ltd.”.

Common Shares Issuable upon Exercise of Class A and Class B Warrants

In connection with a private placement of our securities and related transactions that were completed in June 2004 that resulted in gross proceeds to us of $4.5 million, we issued, to the investors and to our Chief Executive Officer, in his capacity then as a holder of preferred shares that were converted in connection with the private placement, warrants to purchase up to 13,518,750 of our Common Shares.  The warrants were comprised of 11,587,500 Series A Warrants (the “Class A Warrants”), issued to the investors and 1,931,250 Series B Warrants (the “Class B Warrants”) issued solely to our Chief Executive Officer. The Class A Warrants and Class B Warrants were issued to enable the holders thereof to maintain their then pro-rata equity positions in our company. The exercise of the Class A Warrants and Class B Warrants is subject to the prior exercise of options and warrants that were outstanding at such time (the “Pre-existing Options and Warrants”). For each Common Share issued upon the exercise of a Pre-Existing Option and Warrant, the holder of a Class A Warrant is entitled to exercise its Class A Warrant for three (3) Common Shares, at a per share exercise price equal to that of the Pre-existing Option and Warrant that was exercised. For each Common Share issued upon exercise of a Pre-Existing Option and Warrant, the holder of the Class B Warrant is entitled to exercise the Class B Warrant for one-half (1/2) Common Share, at a per share exercise price equal to that of the Pre-existing Option and Warrant that was exercised.  The Pre-existing Options and Warrants are currently priced at either $0.20 or $1.00 per share. The exercise period of the Class A and Class B Warrants corresponds to the exercise period of the Pre-existing Option and Warrant to which such Class A and Class B Warrants relate.

The Pre-existing Options and Warrants are comprised in part of 1,437,500 Common Shares issuable upon exercise of our publicly traded warrants that were issued in February 1997 to our public shareholders in connection with our initial public offering (the “Public Warrants”).  The Public Warrants are currently exercisable through September 11, 2006 at a per share exercise price of $0.20. Accordingly, Class A Warrants and Class B Warrants for 4,312,500 and 718,750, respectively, of our Common Shares included in the Registration Statement are currently scheduled to expire on September 11, 2006. The remainder of the Pre-existing Options and Warrants are comprised of 2,325,000 employee stock options with per share exercise prices of $0.50 and 100,000 employee stock options with a per share exercise price of $1.00.  These options expire at various dates through to January 2009

We are registering a total of 7,267,500 Common Shares  issuable upon exercise of the Class A Warrants and 718,750 Common Shares issuable upon exercise of the Class B Warrants. The Class B Warrants are held exclusively by our Chief Executive Officer and Class A Warrants for an aggregate of 5,448,768 Common Shares are currently held by our officers and directors.

Class A Warrants for (i) 4,312,500 shares are exercisable at a per share exercise price of $0.20, (ii) 2,655,000 shares at $0.50 and (iii) 300,000 shares at $1. Class B warrants for (i) 718,750 shares are exercisable at a per share exercise price of $0.20, (ii) 442,500 shares at $0.50 and (iii) 50,000 shares at $1.

Common Shares Issuable upon Exercise of Stock Options

We are also registering up to 100,000 of our Common Shares that are issuable upon exercise of stock options issued  to a service provider exercisable at a per share exercise price of $1.

Selling Stockholders Table

The following table sets forth the shares beneficially owned, as of August 21, 2006, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. Each selling stockholder represented to us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities currently owned or for which the selling stockholder has the right to acquire within 60 days.

				COMMON STOCK TO BE BENEFICIALLY OWNED IF ALL SHARES OFFERED HEREUNDER ARE SOLD
SELLING STOCKHOLDER	NUMBER OF SHARES OWNED BEFORE OFFERING	SHARES OFFERED PURSUANT TO THIS PROSPECTUS		SHARES	PERCENT
CALIAN TECHNOLOGIES LTD	8,750,000	8,750,000	(1)	--	--
KOBY OFEK	19,940,294	19,940,294	(2)	--	--
MICHAEL SINCLAIR	7,855,212	7,855,212	(3)	--	--
1245841 ONTARIO INC.	6,503,794	6,503,794	(4)	--	--
WALT & CO.	5,077,577	5,077,577	(5)	--	--
DAVID KASSIE	5,097,577	726,750	(6)	4,370,827	7.4%
SIDNEY BRAUN	3,071,539	2,821,539	(7)	250,000	*
BXRI HOLDINGS INC.	2,575,412	367,171	(8)	2,208,241	--
1619271 ONTARIO INC.	5,070,954	722,954	(9)	4,348,000	--
LILIAN BRACHFELD	2,548,788	363,375	(10)	2,185,413
YOSI PINSON	1,359,354	193,800	(11)	1,165,544	1.99%
EASTKINGS RBS	247,131	35,233	(11)	211,898	*
DAVID FROST RBS	247,131	35,233	(11)	211,898	*
ALBERT AZOULAI	308,913	44,041	(11)	224,872	*
AVI GABBAY	172,977	24,661	(11)	148,316	*
YIGAL SOLOMON	172,977	24,661	(11)	148,316	*
AMIR YORAV	172,977	24,661	(11)	148,316	*
DAVID MORRISON	92,639	13,207	(11)	79,432	*
ANDREW FEARON	92,639	13,207	(11)	79,432	*
KATE DOCHERTY	61,782	8,808	(11)	52,974	*
YOAV SHNITZER	172,977	24,661	(11)	148,316	*
RAN ARTZI	172,977	24,661	(11)	148,316	*
THE HOLDING CO	160,607	22,897	(11)	137,710	*
H.T. ARDINGER	4,111,500	100,000	(12)	4,011,500	5.4%

* Less than 1%

1.

Represents Common Shares issuable upon conversion of 8,750,000 Series I Shares.

2.

Includes  2,623,498 Common Shares issuable upon exercise of Class A Warrants. The Selling stockholder is a non-employee director of our company.

3.

Includes 1,039,430 Common Shares issuable upon exercise of Class A Warrants. The Selling stockholder is a non-employee director of our company.

4.

Includes 1,211,250 Common Shares issuable upon exercise of Class B Warrants. Dr. Ramesh Zacharias, our Chief Executive Officer and a director, is an officer, director and 50% owner of the selling stockholder.

5.

Includes 726,750 Common Shares issuable upon exercise of Class A Warrants. Manfred Walt, one of our non-employee directors, is the President and Chief Executive Officer of the selling stockholder.

6.

Represents Common Shares issuable upon exercise of Class A Warrants.

7.

Includes (i) 207,841Common Shares issuable upon exercise of Class A Warrants. The Selling stockholder is our President, Chief Operating Officer and a director.

8.

Represents Common Shares issuable upon exercise of Class A Warrants.

9.

Represents Common Shares issuable upon exercise of Class A Warrants.

10.

Represents Common Shares issuable upon exercise of Class A Warrants.

11.

Represents Common Shares issuable upon exercise of Class A Warrants.

12.

Represents Common Shares issuable upon exercise of stock options.  The amount reflected under the column titled "Number of Shares Owned Before the Offering" is based on a Schedule 13G filed by such selling stockholder on March 16, 2006.

 PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this Prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of an unlimited number of the following classes of shares and warrants: (i) Preferred shares, voting, non-redeemable, non-retractable, having a cumulative dividend of US$0.27 per share payable by cash or shares at our option and convertible to Common Shares; (ii) Class "A", redeemable, retractable, non-cumulative preferred shares; (iii) Class "B", redeemable, retractable, non-cumulative preferred shares; (iv) Special shares, issuable in series, with rights, privileges and restrictions to be fixed by the directors; (v) Common shares, and (vi) Common shares purchase warrants, redeemable, entitling holder to purchase one share of common stock at a price of US$0.20 per share to August 11, 2006.

Series I Special Shares

In July 2006, we designated 8,750,000 shares as the Series I Shares.

 The Series I Shares, which were issued on July 11, 2006, have a term of five years, subject to earlier conversion or redemption under certain conditions. By their terms, the Series I Shares are, at the option of the holder thereof, convertible at any time into our Common Shares at an initial conversion rate of one Common Share for each Series I Share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Commencing July 12, 2008, we are entitled to require the conversion of outstanding Series I Shares at the applicable conversion rate, at any time and from time to time, provided that the following conditions are satisfied: (i) the volume weighted average trading price (VWAP) of our Common Shares on the principal exchange or market (including the OTC Bulletin Board) on which the shares are traded or quoted is greater than or equal to $0.46 (as may be appropriately adjusted in respect of any stock split) during any 60 consecutive calendar day period, (ii) the total volume of Common Shares traded over such period exceeds 600,000 shares (as adjusted to reflect any stock splits), and (iii) we deliver written  notice of such conversion to the holders of the Series I Shares within 10 days of the satisfaction of the above conditions. Our right to require such conversion is further subject to there being an effective registration statement at the time covering the resale of the Common Shares underlying the Series I Shares and certain other conditions being satisfied. In addition, dividends on the Series I Shares are payable if and when declared by our board of directors. Upon the liquidation, dissolution or winding up of our company, the holders of the Series I Shares are entitled to be paid out of assets legally available therefore in preference to the holder of Common Shares or the holders of any class of securities junior to the Series I Shares an amount  in cash equal to $0.40 (as may be appropriately adjusted in respect of any stock split) for each Series I Share, together with all declared and unpaid dividends on the Series I Shares (hereinafter the “Cash Payout Amount”).

Until converted, the holders of the Series I Shares are entitled to vote at all meetings of stockholders except meetings at which only holders of a specified class of shares (other than Series I Shares) or specified series of shares are entitled to vote. Each Series I Share entitles the holder to the number of votes per share equal to the number of Common Shares into which such Series I Share is convertible pursuant to these Series I Share provisions as of the record date for the determination of shareholders entitled to vote on such matter.

Upon a “Change in Control” (as defined in the Series I Shares Amendment), we are required to redeem any unconverted Series I Share by paying, in cash, the Cash Payout Amount. In addition, at the end of their five-year term, any outstanding Series I

Shares shall be redeemed by us, at our option in (i) cash, by the payment of the Cash Payment Amount or (ii) in shares of common shares at a rate equal to the quotient of (A) the initial specified conversion price per Series I Share of $0.40 divided by (B) 95% of the VWAP during the 60 day period preceding such fifth anniversary. Our right to redeem the Series I Shares by payment of common shares is subject to there being an effective registration statement at such time covering the resale of the Common Shares underlying the Series I Shares and certain other conditions being satisfied.

TRANSFER AGENT

The transfer agent and registrar for our common shares is Continental Stock Transfer & Trust Company located at 2 Broadway New York, NY 10004.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES

Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under the laws of Ontario for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the and is, therefore, unenforceable.

 LEGAL MATTERS

Aboudi & Brounstein law offices has passed upon the validity of the Common Shares offered hereby for us in connection with this offering.

 EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of and for the year ended December 31, 2005 have been so incorporated in reliance on the report of Schwartz, Levitsky, Feldman, chartered accountants, given on the authority of said firm as experts in auditing and accounting.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “the Company believes,” “the Company intends,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this Prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov ) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Prospective investors may rely only on the information contained in this Prospectus. Neither we nor the selling shareholders have authorized anyone to provide prospective investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

MED-EMERG INTERNATIONAL, INC.

53,718,397 Common Shares

PROSPECTUS

                            , 2006.

INDEX TO CONDENSED FINANCIAL STATEMENTS

Consolidated Balance Sheets as at June 30, 2006 (unaudited) and December 31, 2005 (audited)

Q2

Consolidated Statement of Operations and Deficit for the three and six months ended June 30, 2006 and 2005 (unaudited)

Q3

Consolidated Statement of Cash Flows for the three and six months ended June 30, 2006 and 2005 (unaudited)

Q4

Notes to Unaudited Consolidated Financial Statements

Q5-Q12

Q1

Med-Emerg International Inc.
Consolidated Balance Sheet
As at June 30, 2006 (Unaudited) and December 31, 2005 (Audited)
(in US$)

	June 30	December 31
	2006	2005

Assets

Current assets
Cash	$595,366	$660,947
Accounts receivable	2,607,492	2,104,758
Prepaid expenses and other	167,334	85,730
Future Income tax	655,932	-
Discontinued operations (note 4 )	555,572	1,035,960
	4,581,696	3,887,395

Long-term investment	83,195	83,195

Property, plant and equipment	418,877	409,920
Goodwill	237,596	237,596
	$5,321,364	$4,618,106

Liabilities and Shareholders' Equity

Current liabilities
Accounts payable and accrued liabilities	$2,351,280	$2,149,519
Notes Payable	599,991	599,991
Discontinued operations (note 4 )	904,859	1,194,427
	3,856,130	3,943,937

Long-term liabilities
Long-term debt	508,268	592,692
	4,364,398	4,536,629

Contingent liabilities (note 9)

Shareholders' Equity
Capital stock (note 5)	16,044,736	16,044,736
Contributed surplus (note 6)	2,996,149	2,907,290
Deficit	(17,316,257)	(18,077,662)
Cumulative translation adjustment	(767,662)	(792,887)
	956,966	81,477
	$5,321,364	$4,618,106

The accompanying notes are an integral part of these consolidated financial statements.

Q2

Med-Emerg International Inc.
Consolidated Statement of Operations and Deficit
For the three and six months ended June 30, 2006 and 2005 (Unaudited)
(in US$)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30	June 30	June 30	June 30
	2006	2005	2006	2005

Revenue	$4,913,077	$3,010,613	$9,471,328	$6,090,045
Physician fees and other direct costs	3,439,169	2,249,720	6,702,483	4,521,279
	1,473,908	760,893	2,768,845	1,568,766
Expenses
Salaries and benefits	818,758	606,172	$1,555,681	$1,271,279
General and administration	271,172	203,778	543,682	431,746
Occupancy costs and supplies	147,048	108,600	312,354	228,897
Travel and marketing	75,416	69,520	122,887	143,404
	1,312,394	988,070	2,534,604	2,075,326

Income/(loss) before undernoted items	161,514	(227,177)	234,241	(506,560)

Interest income	-	(1,725)	-	(7,115)
Interest and financing expenses	7,743	-	14,556	-
Amortization of property, plant, and equipment	46,628	57,305	86,934	99,962
Stock compensation expense	10,456	18,241	88,859	269,358
	64,827	73,821	190,349	362,205
Income/(loss) from operations	96,687	(300,998)	43,892	(868,765)
Income tax recovery	648,230	-	648,230	-
Net Income/(loss) before discontinued operations	744,917	(300,998)	692,122	(868,765)

Discontinued operations
Income/(Loss) discontinued operations (note 4 )	(52,352)	(83,525)	69,283	187,339
Net Income/(loss) attributable to common shareholders	692,565	(384,523)	761,405	(681,426)

Deficit, beginning of the period	(18,008,822)	(17,518,008)	(18,077,662)	(17,221,105)

Deficit, end of the period	$(17,316,257)	$(17,902,531)	$(17,316,257)	$(17,902,531)

Net income (loss) per common share
Continuing operations	$0.01	$(0.01)	$0.01	$(0.01)
Discontinued operations	$(0.00)	$(0.00)	$0.00	$0.00
	$0.01	$(0.01)	$0.01	$(0.01)
Weighted average common shares outstanding	58,277,696	58,277,696	58,277,696	58,277,696

Net income (loss) per diluted common share
Continuing operations	$0.01	n/a	$0.01	n/a
Discontinued operations	$(0.00)	n/a	$0.00	n/a
	$0.01	n/a	$0.01	n/a
Weighted average common shares and share equivalents	69,628,946	n/a	69,628,946	n/a

The accompanying notes are an integral part of these consolidated financial statements.

Q3

Med-Emerg International Inc.
Consolidated Statement of Cash Flows
For the three and six months ended June 30, 2006 and 2005 (Unaudited)
(in US$)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30	June 30	June 30	June 30
	2006	2005	2006	2005

Cash Flows from Operating Activities
Net income/(loss) before discontinued operations	$744,917	$(300,999)	$692,122	$(868,766)
Adjustments for:
Amortization of property, plant and equipment	46,628	57,305	86,934	99,962
Stock compensation expense	10,456	18,241	88,859	269,358
	802,001	(225,453)	867,915	(499,446)

Decrease in non-cash working capital components	(321,758)	(20,164)	(382,576)	(375,401)
Recovery of income taxes	(655,932)	-	(655,932)	-
Discontinued operations (note 4)	324,705	(545,195)	175,679	(733,219)
	149,016	(790,812)	5,086	(1,608,066)
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(65,359)	(81,850)	(95,892)	(101,015)
Discontinued operations (note 4)	-	487	-	794
	(65,359)	(81,363)	(95,892)	(100,221)

Effect of foreign currency exchange rate changes	28,470	(13,481)	25,225	(19,409)

Decrease in cash	112,127	(885,656)	(65,581)	(1,727,696)
Cash, beginning of the period	483,239	1,470,116	660,947	2,312,156
Cash, end of the period	$595,366	$584,460	$595,366	$584,460

The accompanying notes are an integral part of these consolidated financial statements.

Q4

MED-EMERG INTERNATIONAL INC

Notes to Unaudited Consolidated Financial Statements

Three and Six Months ended June 30, 2006 and 2005

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Med-Emerg International Inc. (“MEII” or the “Company”) provides quality healthcare management services to the Canadian healthcare industry.

The Company’s common shares, no par value (“Common Shares”) and common share purchase warrants are quoted on the OTC Bulletin Board. The Company completed its initial public offering in February 1998.

The Company’s operations are divided into three units: staffing solutions (“Staffing Solutions”), medical services (“Medical Services”) and healthcare consulting (“Healthcare Consulting”).  From March 2001 through March 2005, the Company’s operations included a Government Healthcare Services unit. The operations of this unit were discontinued upon the expiration of the Company’s contract with the Canadian Department of National Defence (“DND”) on March 31, 2005. See Note 4 – Discontinued Operations.

The Company’s Staffing Solutions unit provides emergency department physician and nurse recruitment, staffing and administrative support services to hospitals and federal corrections facilities, on a contractual basis, and physician and nurse practitioners to select long-term facilities in Ontario. At June 30, 2006, the Company had 52 physician and nurse staffing contracts.

The Medical Services division is comprised of (a) infusion services, (b) pain management services, and (c) two family medical clinics.  The infusion business provides special access Remicade™ infusion services to patients suffering from a variety of inflammatory disorders including Crohn’s disease and rheumatoid arthritis, at clinic locations across Ontario. In November 2004, the Company acquired a pain management clinic and commenced offering services to Toronto-area residents who experience chronic pain.  Subsequently, four additional clinics were opened.  In January 2005, the Company resumed operation of a family medical clinic previously sold in 2003, after it failed to achieve certain earnings targets.  In November 2005, the Company resumed operation of a second clinic, when the buyer defaulted on certain payment obligations.  The Company is exploring opportunities to enhance clinic profitability by utilizing them for infusion and/or pain management services.

MEII provides Healthcare Consulting services to select Canadian private and public institutions on issues related to a variety of healthcare topics.

2. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). These consolidated financial statements consolidate the accounts of MEII and all of its wholly-owned subsidiaries:  927563 Ontario Inc.; 927564 Ontario Inc.; Med-Emerg Inc.; Med-Emerg Health Centres Inc.; YFMC Healthcare Inc.; YFMC Healthcare (Alberta) Inc.; Doctors on Call Ltd; CPM Health Centres Inc. and OPA Locum Direct Inc.

Significant intercompany accounts and transactions have been eliminated on consolidation.

The consolidated financial statements are expressed in U.S. dollars. Differences between Canadian and United States accounting principles are described in note 8.

In the opinion of management, the unaudited interim consolidated financial statements follow the same accounting policies and methods of application as the most recent audited annual financial statements.

Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

Q5

These unaudited consolidated financial statements are condensed, and do not include all disclosures required for annual financial statements, which are contained in the notes to the Company’s audited consolidated financial statements filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Annual Report”). These unaudited consolidated financial statements, footnote disclosures and other information should be read in conjunction with the consolidated financial statements and the notes thereto included in the 2005 Annual Report.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)

Use of estimates

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities during the reporting period.  Significant areas requiring the use of estimates relate to:  (i) the reported amounts of revenues and expenses, (ii) the disclosure of contingent liabilities, (iii) the carrying value of property, plant, and equipment and the rate of amortization related thereto, and (iv) accounting for income taxes. Actual results could differ from those estimates. When adjustments become necessary, those adjustments are reported in earnings in the period in which they become known.

(b)

Long-term investments

Investments are accounted for at cost when the conditions for equity accounting are not present and on the equity basis when significant influence exists.  Declines in market values of investments are expensed when such declines are considered to be other than temporary.

(c)

Property, plant, and equipment

Property, plant, and equipment are recorded at cost and are amortized over their estimated useful lives at the following rates and methods:

Furniture and fixtures

20%

Declining balance

Computer software

100%

Declining balance

Computer hardware

30%

Declining balance

Leasehold improvements

3-5 years

Straight-line

(d)

Goodwill

Goodwill is the excess of the purchase price of assets over the fair value of the underlying net identifiable assets. The Company has adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062 “Goodwill and Other Intangible Assets”, which states that goodwill and indefinite life intangible assets should no longer be amortized, but should be tested for impairment at least on an annual basis.

(e)

Impairment charges

At least annually and when events and circumstances warrant a review, the Company evaluates the carrying value of its assets for potential impairment. An impairment loss is recognized when the estimated net realizable value of any asset is less than its carrying value. Any impairment in assets is charged to earnings in the year.

(f)

Revenue recognition

The Company has adopted the provisions of CICA Emerging Issues Committee (EIC) Abstract 123 "Reporting Revenues Gross as Principal Versus Net as an Agent" (EIC 123) and Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue 99-19 “Recording Revenue Gross as a Principal versus Net as an Agent” (EITF 99-19).  Both EIC 123 and EITF 99-19 address the reporting of revenue on a gross basis as a principal versus on a net basis as an agent.  The pronouncements generally state that revenue should be reported on a gross basis if:

Q6

▪

The enterprise is the primary obligor in the relationship;

▪

The enterprise has latitude in establishing price;

▪

The enterprise performs part of the service;

▪

The enterprise has discretion in supplier selection;

▪

The enterprise is involved in the determination of service specifications; and

▪

The enterprise has credit risk.

With the exception of determining how the specific service is delivered, MEII meets the six tests identified for each of its service offerings.  Accordingly, revenue is reported on a gross basis for all business units.

The following is a description of MEII’s revenue recognition policies for each of our significant business units.

(1) Staffing Solutions:

Revenue is reported on a gross basis.

MEII acts as a principal in providing these services. MEII (a) negotiates the price of these services with its customers; and (b) contracts with emergency room physician and nursing personnel to provide these services to healthcare facilities.  MEII recruits, schedules and bills the customer for the services provided and bears the risk of non-payment.

Contracts are both fee-for-service and fixed monthly contracts.  Contracts are negotiated annually and are cancelable by either party on 60 days notice.

Revenue is recognized on an accrual basis, as services are delivered, and when there is reasonable assurance of collection.

(2) Medical Services:

Revenue is reported on a gross basis.

Under contract with Schering Canada Inc., MEII acts as the coordinator for the community-based infusion of certain medications for the treatment of patients with rheumatoid arthritis, Crohn’s disease and certain other inflammatory diseases.  MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

The Company acts as the principal in providing pain management treatments to patients in its Toronto-area clinics.  MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

Revenue is recognized on a current basis, as services are delivered, and when there is reasonable assurance of collection.

(3) Healthcare Consulting:

Revenue is reported on a gross basis.

MEII has been retained by several provincial governments to advise on a variety of issues related to primary care staffing, training and integrated service delivery models. MEII also advises several aboriginal communities with regards to healthcare service issues.

Revenue is recognized over the life of each contract, based on the achievement of milestones specified in the contract, and when there is reasonable assurance of collection.

Q7

(g)

Future income taxes

The Company accounts for income taxes using the asset and liability method.  Future tax assets and liabilities are recognized for the future taxes attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax carrying values.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance against future tax assets is provided to the extent that these future tax assets are not more likely than not, going to be realized.

(h)

Cash

Cash consists of cash on hand and balances with banks.

(i)

Foreign currency translation

The Company maintains its books and records in Canadian dollars.  The consolidated financial statements are converted to U.S. dollars because the Company is a reporting issuer in the United States of America.  The translation method used is the current rate method.  Under the current rate method all assets and liabilities are translated at the current rate prevailing at the balance sheet date, shareholders’ equity (deficit) is translated at historical rates and all income and expense items are translated at average rates for the year.  Due to the fact that items in the consolidated financial statements are being translated at different rates according to their nature, a translation adjustment is created.  This translation adjustment has been included in the cumulative translation adjustment.

(j)

Stock compensation expenses

The Company has adopted CICA Handbook Section 3870 “Stock-based Compensation and Other Stock-based Payments”.  This section requires that a fair value based method of accounting be applied to all stock based payments to non-employees and to direct awards of stock to employees. The standard requires the recognition of a compensation expense for grants of stock, stock options, and other equity instruments to employees based on the estimated fair value of the instruments at the grant date.

(k)

Earnings / loss per share attributable to common shareholders

Basic earnings (loss) per share attributable to common shareholders is computed by dividing the net income (loss) attributable to common shareholders before discontinued operations over the weighted average number of common shares outstanding, including contingently issuable shares where the contingency has been resolved.

4. DISCONTINUED OPERATIONS

The Company’s contract with DND to provide personnel to Canadian armed forces across Canada expired on March 31, 2005. This was a significant contract generating separate identifiable cash flows, and hence it has been classified as a discontinued operation, and accounted for accordingly.

Q8

The summarized statements of income for the Discontinued Operations for the six months ended June 30, 2006 and 2005 are as follows:

	2006	2005

Revenue	$293,045	$11,094,253

Gross margin	293,045	749,261

Operating, general and administrative
Expenses	148,890	489,700
Amortization	-	6,832
Interest and financing	35,901	65,390
Income from discontinued operations	$108,254	$187,339
Income tax	$38,971	0
Net Income from discontinued operations	$69,283	$187,339

The summarized balance sheets for the Discontinued Operations as at June 30, 2006 and December 31, 2005

are as follows:

	June-06	Dec-05

Current assets
Cash	$10,572	$68,003
Accounts receivable	545,000	967,957
	555,572	1,035,960

Current liabilities
Accounts payable and accrued liabilities	$904,859	$1,194,427

Net assets (liabilities)	$(349,287)	$(158,467)

5. CAPITAL STOCK

On June 15, 2004, the Company issued to certain investors (the “Investors”) 39,360,272 common shares for $4,500,000 in cash.  As a condition of the transaction, preferred shares, of which Dr. Zacharias, the Chief Executive Officer of MEII, may have been deemed to be a beneficial owner, were converted into 9,348,000 common shares; and unpaid preferred share dividends, in the amount of $579,582, were forgiven.

The investment resulted from the previously announced letter of intent signed by MEII and Global Healthcare Workforce Limited (“GHW”) of London, UK.

In addition to the shares purchased from the Company, the Investors purchased 4,348,000 common shares from the former preferred shareholder for $500,000.  Closing costs (including legal, travel and due diligence costs) for the equity financing amounted to $609,214, and were expensed during the second quarter of 2004.

In addition to issuing the common shares, MEII also issued 13,518,750 anti-dilution warrants (the “New Warrants”) to the Investors and the former preferred shareholder, to purchase common shares of MEII at prices of either $0.50 per common share or $1.00 per common share.  The exercise of the New Warrants is conditional upon the exercise of previously issued options and warrants to purchase common shares exercisable at $0.50 per common share and $1.00 per common share.  The exercise of the New Warrants is intended to allow the Investors’ and former Preferred Shareholder to maintain their pro rata equity position.

Q9

In December 2005, the Company reduced from $0.50 to $0.20 the exercise price of the common share purchase warrants upon which exercise of the New Warrants is conditional. Accordingly, the exercise price of 5,031,250 of the New Warrants was also reduced from $0.50 to $0.20. See also Note 10 (Subsequent Events)

6. CONTRIBUTED SURPLUS

During the second quarter of 2006, an amount of $10,456 was recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the second quarter of 2006.  These amounts were credited to contributed surplus.

During the first quarter of 2006, the terms of the Common Share purchase warrants were amended, extending the expiry of these warrants from February 11, 2006 to August 11, 2006. As a result of this, stock compensation expense of $69,876 was recorded. In addition, an amount of $8,527 has been recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the first quarter of 2005. These amounts have been credited to contributed surplus.

During the first quarter of 2005, the terms of the Common Share purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. As a result of this, stock compensation expense of $228,347 was determined and was credited to contributed surplus.  In addition, an amount of $26,006 has been recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the first quarter of 2005. These amounts were credited to contributed surplus.

During the second quarter of 2005, an amount of $20,367 was recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the second quarter of 2005. These amounts were credited to contributed surplus.

During the third quarter of 2005, an amount of $16,921 was recorded as stock compensation expense for 100,000 options granted as per section 3870 of the CICA handbook. In addition, an amount of $8,619 was recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the third quarter of 2005. These amounts were credited to contributed surplus.

During the fourth quarter of 2005, an amount of $62,092 was recorded as stock compensation expense for re-pricing of warrants and this amount was credited to contributed surplus.  In addition, an amount of $8,529 was recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the fourth quarter of 2005. These amounts were credited to contributed surplus.

7. RELATED PARTY TRANSACTIONS

During the first six months of 2006, administrative fees of approximately $31,872 (Cdn$36,000) were paid to a related company ($NIL in the first quarter of 2005).

8. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

These consolidated financial statements have been prepared in accordance with Canadian GAAP, which conform in all material respects with accounting principles generally accepted in the United States (“U.S. GAAP”) during the periods presented, except with respect to the following:

(a) Shareholders’ equity

Under Canadian GAAP, the purchase price of an acquisition is determined based on the share price on the date the transaction is consummated. Under U.S. GAAP, the purchase price of an acquisition where shares are issued is determined based on the share price for the period surrounding the announcement date of the acquisition. The share price used for the YFMC Healthcare Inc. acquisition under Canadian GAAP was $1.25. The share price used for the YFMC Healthcare Inc. acquisition under U.S. GAAP was $1.859.

Q10

Under U.S. GAAP, detachable share purchase warrants are given separate recognition from the primary security issued.  Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance.  Under Canadian GAAP, the detachable share purchase warrants issued in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered, have been given no recognition in the financial statements. Under U.S. GAAP, based on an ascribed fair value of $ 0.364 for each of the 1,000,000 share warrants issued, share capital would be lower by $ 36,406 and, given that the share purchase warrants were cancelled, the carrying amount of contributed surplus would be increased by $ 36,406.

Under U.S. GAAP the effect on shareholders’ equity would be adjusted as follows:

	June 2006	December 2005

Capital stock (as previously shown)	$16,044,736	$16,044,736
Capital stock issued on purchase of YFMC Healthcare Inc.	1,087,872	1,087,872
Ascribed fair value of share purchase warrants issued	(36,406)	(36,406)
Capital stock - U.S. GAAP	17,096,202	17,096,202
Contributed surplus (as previously shown)	2,996,149	2,907,290
Share purchase warrants	36,406	36,406
Paid-in-capital - U.S. GAAP	3,032,555	2,943,696
Deficit (as previously shown)	(17,316,257)) (767,662)	(18,077,662) (792,887)
Cumulative translation adjustment
Shareholders’ equity - U.S. GAAP	$2,044,838	$ 1,169,349

(b) Comprehensive loss

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130), establishes standards for reporting and display of comprehensive loss and its components in the financial statements.  Under U.S. GAAP, the comprehensive income (loss) for the three months ended March 31, 2006 and 2005 would be adjusted as follows:

	June	June
	2006	2005

Net income (loss) - U.S. GAAP	$761,405	($681,426)
Foreign currency translation adjustment	25,225	(19,409)

Comprehensive income (loss)	$786,630	($700,835)

9. CONTINGENT LIABILITIES

(i)

There is uncertainty with respect to the Company’s liability for Goods and Services tax pertaining to certain services that it provides.  The measurement of this uncertainty is not determinable and accordingly no provision has been made in respect thereof in these consolidated financial statements.

(ii)

There is uncertainty with respect to the Company’s liability arising from a contractual dispute with a customer.  Based on the advice of counsel, the Company is of the view that it is unlikely that the Company will be found liable for these costs. The costs associated with this contingent liability range from $500,000 to $1.5 million.

Q11

(iii)

Claims have been made against the Company for general damages for breach of contract and in tort.   Claims for approximately $482,000 have been made against the company for wrongful termination of a person working on a third party contract. Another claim for unspecified damages has been made against the company for wrongful dismissal and breach of contract. The Company’s lawyers are of the view that liability, if any, would be the responsibility of the third party contractor. The Company’s lawyers are of the opinion that the amount claimed grossly exceeds what a court would award in light of the current law.  Since the Company’s lawyers are of the opinion that these claims are unlikely to succeed, no provision has been made in respect thereof in these consolidated financial statements.

(iv)

The Company sub-leased certain premises to third parties when it disposed of its clinic operations. In case of payment defaults by the third parties, the Company could be held liable for rent on these premises. Rent for these premises over the next seven years, during the respective lease terms, totals $1.2 million.

Any liability resulting from the above will be reflected as a charge to income in the year incurred.

10. SUBSEQUENT EVENTS

(i) On July 11, 2006, the Company settled outstanding litigation regarding the loss of the DND contract.  Pursuant to the settlement, Calian Technologies Ltd. (“Calian”) paid $CDN2.0 million ($1.8 million) to the Company and the parties exchanged full and final releases.  Proceeds of the settlement, net of expenses, will be treated as taxable income by the company. Accordingly, it is more likely than not that the company will have taxable income for the year. Concurrently, the Company and Calian executed definitive agreements for the private placement by the Company to Calian of 8,750,000 shares of the Company’s newly designated Series I Special Shares (the “Series I Shares”) for aggregate gross proceeds to the Company of CDN$3.5 million ($3.15 million).  At closing, the Company received CDN$1.75 million ($1.57 million). Under the terms of a subscription agreement dated July 11, 2006 between the Company and Calian, the remainder of the consideration consisting of CDN$ 1.75 million ($1.57 million) has been deposited into escrow and will be paid to the Company as follows: (i) the amount of CDN$0.875 million ($0.785 million) will be paid to the Company upon the filing by the Company of a registration statement covering the resale of the Common Shares underlying the Series I Shares and the (ii) remainder of the consideration will be paid at such time as such registration statement is declared effective by the Securities and Exchange Commission.  The Series I Shares have a term of five years. The Series I Shares are, at the option of the holder, convertible at any time into the Company’s Common Shares, at an initial conversion rate of one Common Share for each Series I Share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Commencing on the second anniversary of issuance, the Company is entitled to require the conversion of outstanding Series I Shares at the applicable conversion rate, provided that the following conditions are satisfied: (i) the volume weighted average trading price (VWAP) of the Company’s Common Share on the principal exchange or market (including the OTC Bulletin Board) on which the Common Shares are traded or quoted is greater than or equal to $0.46 (as may be adjusted in respect of any stock split) during any 60 consecutive calendar day period, (ii) the total volume of Common Shares traded over such period exceeds 600,000 shares (as adjusted to reflect any stock splits), and (iii) the Company delivers written notice of such conversion to the holders of the Series I Shares within 10 days of the satisfaction of the above conditions. The Company's right to require such conversion is further subject to there being an effective registration statement at the time covering the resale of the Common Shares underlying the Series I Shares.

(ii) On August 10, 2006, the Company extended the exercise period of the redeemable Common Share purchase warrants, which are quoted on the Over-the-Counter Bulletin Board under the symbol “MDERW.BB” to September 10, 2006. These warrants have a per share exercise price of $0.20

Q12

Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F2
Consolidated Balance Sheet
At December 31, 2005	F3
Consolidated Statements of Operations
for the Years Ended December 31, 2005 and 2004	F4
Consolidated Statements of Cash Flows
for the Years Ended December 31, 2005 and 2004	F5
Consolidated Statements of Stockholders' (Deficiency) Equity
from Inception (July 14, 1994) to December 31, 2005	F17
Notes to the Consolidated Financial Statements	F6 - F24

F1

AUDITORS' REPORT

To the Shareholders of Med-Emerg International Inc.

We have audited the consolidated balance sheets of Med-Emerg International Inc. as at December 31, 2005 and 2004 and the related consolidated statements of operations and deficit and cash flows for each of the years ended December 31, 2005, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years ended December 31, 2005, 2004 and 2003 in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States (refer to note 21).

Toronto, Ontario, Canada	/s/ Schwartz Levitsky Feldman llp
March 8, 2006	Chartered Accountants

F2

     Med-Emerg International Inc.
Consolidated Balance Sheets
As at December 31, 2005 and 2004
(in US$)

	2005	2004
		(as restated)
		(see note 24)
Assets
Current assets
Cash	$660,947	$2,312,156
Accounts receivable (note 5)	2,104,758	1,451,993
Prepaid expenses	85,730	72,557
Discontinued operations (note 4)	1,035,960	2,655,691
	3,887,395	6,492,397
Long-term investment (note 6)	83,195	83,195
Property, plant and equipment (note 7)	409,920	470,243
Goodwill (note 8)	237,596	237,596
Discontinued operations (note 4)	-	38,596
	$4,618,106	$7,322,027
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,149,519	$1,660,864
Notes payable (note 9)	599,991	-
Discontinued operations (note 4)	1,194,427	3,607,406
	3,943,937	5,268,270
Long-term liabilities
Notes payable (note 9)	-	599,991
Long-term debt (note 10)	592,692	894,517
	4,536,629	6,762,778
Commitments and contingent liabilities (note 17 and 18)
Shareholders' Equity
Capital stock (note 11)	16,044,736	16,044,736
Contributed surplus (note 12)	2,907,290	2,536,409
Deficit (note 14)	(18,077,662)	(17,221,105)
Cumulative translation adjustment	(792,887)	(800,791)
	81,477	559,249
	$4,618,106	$7,322,027

The accompanying notes are an integral part of these consolidated financial statements.

F3

Med-Emerg International Inc.
Consolidated Statements of Operations and Deficit
For the years ended December 31, 2005, 2004 and 2003
(in US$)

	2005	2004	2003
		(as restated)	(as restated)
		(see note 24)	(see note 24)
Revenue	$ 14,392,647	$9,496,569	$14,254,652
Physician fees and other direct costs	10,678,611	7,271,148	11,494,170
	3,714,036	2,225,421	2,760,482
Expenses
Salaries and benefits	$ 2,384,485	$2,047,450	$1,411,807
General and administration	945,196	969,040	965,286
Occupancy costs and supplies	464,855	334,650	310,070
Travel and marketing	243,901	250,283	197,043
	4,038,437	3,601,423	2,884,206
Loss before under noted items	(324,401)	(1,376,002)	(123,724)
Interest and financing expenses	61,867	100,477	112,955
Amortization of property, plant, and equipment	243,413	134,238	52,851
Impairment of long-term investment	-	57,626	-
Stock compensation expense	370,881	98,622	1,161,262
Closing costs	-	609,214	-
	676,161	1,000,177	1,327,068
Loss before income taxes	(1,000,562)	(2,376,179)	(1,450,792)
Income taxes (recovery) (note 13)	-	-	(2,458)
Net loss before minority interest	(1,000,562)	(2,376,179)	(1,448,334)
Minority interest	-	-	(2,094)
Net loss before discontinued operations	(1,000,562)	(2,376,179)	(1,446,240)
Discontinued operations (note 4)
Gain (Loss) from operations of discontinued component	144,005	1,034,974	(161,943)
Gain on disposal of discontinued component	-	-	33,533
Gain (Loss) from discontinued operations	144,005	1,034,974	(128,410)
Net loss	(856,557)	(1,341,205)	(1,574,650)
Preferred share dividends	-	(34,173)	(135,006)
Forgiveness of preferred share dividends	-	579,582	-
Net loss attributable to common shareholders	(856,557)	(795,796)	(1,709,656)
Deficit, beginning of the year	(17,221,105)	(16,425,309)	(14,715,653)
Deficit, end of the year	$ (18,077,662)	$ (17,221,105)	$ (16,425,309)
Basic loss per common share (note 15)
Continuing operations	$ (0.02)	$(0.05)	$(0.17)
Discontinued operations	$ 0.00	$0.03	$(0.01)
Weighted average common shares outstanding	58,277,696	37,982,583	9,564,332

The accompanying notes are an integral part of these consolidated financial statements.

F4

     Med-Emerg International Inc.
Consolidated Statement of Cash Flows
For the years ended December 31, 2005, 2004 and 2003
(in US$)

	2005	2004	2003
		(as restated)	(as restated)
		(see note 24)	(see note 24)
Cash Flows from Operating Activities
Net loss before discontinued operations	$ (1,000,562)	$ (2,376,179)	$(1,446,240)
Adjustments for:
Amortization of property, plant and equipment (note 7)	243,413	134,238	52,851
Impairment of long-term investment		57,626	-
Minority interest	-	-	(2,170)
Stock compensation expense (note 12)	370,881	98,622	1,161,262
	(386,268)	(2,085,693)	(234,297)
Increase (decrease) in non-cash working capital components (note 16)	(177,283)	(405,095)	291,500
Discontinued operations (note 4)	(912,773)	468,285	1,183,660
	(1,476,324)	(2,022,503)	1,240,863
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(183,089)	(487,412)	(136,559)
Additions to Goodwill (note 8)	-	(197,658)	-
Proceeds from sale of investment in clinics (note 4)	-	-	469,341
Discontinued operations (note 4)	300	(17,264)	(210,127)
	(182,789)	(702,334)	122,655
Cash Flows from Financing Activities
Demand loan	-	-	(11,462)
Deferred financing costs incurred	-	-	42,883
Repayment of debt	-	-	(525,544)
Discontinued operations (note 4)	-	-	(10,235)
Common shares issued	-	4,500,000	-
	-	4,500,000	(504,358)
Effect of foreign currency exchange rate changes	7,904	156,682	(557,887)
Increase (decrease) in cash	(1,651,209)	1,931,845	301,273
Cash, beginning of year	2,312,156	380,311	79,038
Cash, end of year	$ 660,947	$ 2,312,156	$380,311
The accompanying notes are an integral part of these consolidated financial statements.

F5

MED-EMERG INTERNATIONAL INC. Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Med-Emerg International Inc. (“MEII” or the “Company”) provides quality healthcare management services to the Canadian healthcare industry.

The Company is publicly traded and listed on the OTC Bulletin Board. The Company completed its initial public offering in February 1998.

The Company’s operations were divided into four units during the 2004 fiscal year. Subsequent to 2004, the Company is no longer actively involved in the Government Healthcare Services (including Department of National Defence “DND”). MEII’s three remaining business units are: Staffing Solutions, Medical Services and Healthcare Consulting.

For Staffing Solutions, the Company provides emergency department physician and nurse recruitment, staffing and administrative support services to hospitals and federal corrections facilities, on a contractual basis, and physician and nurse practitioners to select long-term facilities in Ontario. At December 31, 2005, the Company had about 40 physician and nurse staffing contracts.

The Medical Services division is comprised of (a) infusion services, (b) pain management services, and (c) two family medical clinics. The infusion business provides special access Remicade infusion services to patients suffering from a variety of inflammatory disorders including Crohn’s disease and rheumatoid arthritis, at clinic locations across Ontario. During 2004, the Company also provided similar services for treating cancer patients with bone metastases, however; this infusion therapy did not garner adequate market acceptance. In November 2004, the Company acquired a pain management clinic and commenced offering services to Toronto-area residents who experience chronic pain. Subsequently, three additional clinics were opened. In January 2005, the Company resumed operation of a family medical clinic previously sold in 2003, after it failed to achieve certain earnings targets. In November, 2005, the Company resumed operation of a second clinic, when the buyer defaulted on certain payment obligations.

MEII provides Healthcare Consulting services to select Canadian private and public institutions on issues related to a variety of healthcare topics.

The Company was not awarded the successor contract to its previously held medical supply contract with DND. Effective March 31, 2005, the Company stopped providing services to DND (see Note 4).

The Company sold all of its medical clinics during the 2003 fiscal year (see note 4). During 2005, two of these clinics have reverted to the Company’s control. These two clinics are not material to the Company’s operations. They are now accounted for under Medical Services.

2. BASIS OF PRESENTATION

The accompanying audited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). These consolidated financial statements consolidate the accounts of MEII and all of its wholly-owned subsidiaries 927563 Ontario Inc., 927564 Ontario Inc., Med-Emerg Inc., Med-Emerg Health Centres Inc., YFMC Healthcare Inc., YFMC Healthcare (Alberta) Inc., Doctors on Call Ltd, CPM Health Centres Inc. and OPA Locum Direct Inc.

Significant intercompany accounts and transactions have been eliminated on consolidation.

The consolidated financial statements are expressed in U.S. dollars. Differences between Canadian and United States accounting principles are described in note 21.

F6

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (a) Use of estimates

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities during the reporting period. Significant areas requiring the use of estimates relate to: 1) the reported amounts of revenues and expenses, 2) the disclosure of contingent liabilities, 3) the carrying value of property, plant, and equipment and the rate of amortization related thereto. Actual results could differ from those estimates. When adjustments become necessary, those adjustments are reported in earnings in the period in which they become known.

(b) Long-term investments

Investments are accounted for at cost when the conditions for equity accounting are not present, and on the equity basis when significant influence exists. Declines in market values of investments are expensed when such declines are considered to be other than temporary.

(c) Property, plant, and equipment

Property, plant, and equipment are recorded at cost and are amortized over their estimated useful lives at the undernoted rates and methods:

Furniture and fixtures	20%	Declining balance
Computer software	100%	Declining balance
Computer hardware	30%	Declining balance
Leasehold improvements	3-4 years	Straight-line

(d) Goodwill

Goodwill is the excess of the purchase price of assets over the fair value of the underlying net identifiable assets. The Company has adopted CICA Handbook Section 3062 “Goodwill and Other Intangible Assets”, which states that goodwill and indefinite life intangible assets should no longer be amortized, but should be tested for impairment at least on an annual basis.

(e) Impairment charges

At least annually and when events and circumstances warrant a review, the Company evaluates the carrying value of its assets for potential impairment. An impairment loss is recognized when the estimated net realizable value of any asset is less than its carrying value. Any impairment is charged to earnings in the year.

(f) Revenue recognition

The Company has adopted the provisions of EIC – 123 and EITF 99-19. Both address the reporting of revenue on a gross basis as a principal versus on a net basis as an agent. The pronouncements generally state that revenue should be reported on a gross basis if:

  The enterprise is the primary obligor in the relationship;

  The enterprise has latitude in establishing price;

  The enterprise performs part of the service;

  The enterprise has discretion in supplier selection;

  The enterprise is involved in the determination of service specifications; and

  The enterprise has credit risk.

With the exception of determining how the specific service is delivered, MEII meets the tests identified for each of its service offerings. Accordingly, revenue is reported on a gross basis for all business units.

The following is a description of MEII’s revenue recognition policies for each of our significant business units.

F7

(1) Staffing Solutions:

Revenue is reported on a gross basis.

MEII acts as a principal in providing these services. MEII (a) negotiates price with the customers; and (b) contracts with emergency room physician and nursing personnel to provide services to hospitals and correctional facilities in Ontario, a mix of rural and urban facilities including tertiary care centers. MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

Contracts are both fee-for-service and fixed monthly contracts. Contracts are negotiated annually and are cancelable by either party on 60 days notice.

Revenue is recognized on a current basis, as services are delivered, and where there is reasonable assurance of collection.

(2) Medical Services:

Revenue is reported on a gross basis.

Under contracts with Schering-Plough Canada, MEII acts as the coordinator for the community-based infusion of certain medications for the treatment of patients with rheumatoid arthritis and Crohn’s disease. MEII schedules the nurse, doctor and patient and bills the customer for the services provided and encounters credit risk in the event of non-payment.

The Company acts as the principal in providing pain management treatments to patients in its Toronto-based clinics. MEII, manages the patient and billing process for the services provided and assumes the credit risk in the event of non-payment. Revenue is recognized on a current basis, as services are delivered, and where there is reasonable assurance of collection.

(3) Healthcare Consulting:

Revenue is reported on a gross basis.

MEII is involved with several provincial governments and national and provincial healthcare bodies advising on a variety of issues related to primary care staffing, health human resource planning, training and integrated service delivery models

Revenue is recognized over the life of the contracts, based on pre-defined milestones determined in the specific contracts, and where there is reasonable assurance of collection.

(g) Future income taxes

The Company accounts for income taxes using the asset and liability method. Future tax assets and liabilities are recognized for the future taxes attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax carrying values. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not “more likely than not”.

(h) Cash

Cash consists of cash on hand and in banks. (i) Foreign currency translation

The Company maintains its books and records in Canadian dollars. The consolidated financial statements are converted to U.S. dollars as the Company is a reporting issuer in the United States of America. The translation method used is the current rate method. Under the current rate method all assets and liabilities are translated at the current rate prevailing at the balance sheet date, shareholders’ equity (deficit) is translated at historical rates and all income and expense items are translated at average rates for the year. Due to the fact that items in the consolidated financial statements are being translated at different rates according to their nature, a translation adjustment is created. This translation adjustment has been included in the cumulative translation adjustment.

F8

(j) Stock compensation expenses

The Company has adopted section 3870 issued by the CICA in respect of stock based compensation and other stock based payments. This section requires that a fair value based method of accounting be applied to all stock based payments to non-employees and to direct awards of stock to employees. The standard requires the recognition of a compensation expense for grants of stock, stock options, and other equity instruments to employees based on the estimated fair value of the instruments at the grant date.

(k) Loss per share attributable to common shareholders

Basic loss per share attributable to common shareholders is computed by dividing the net loss attributable to common shareholders before discontinued operations over the weighted average number of common shares outstanding, including contingently issuable shares where the contingency has been resolved. Due to the loss for all periods presented, all potential common shares outstanding are considered anti-dilutive and are excluded from the calculation of diluted loss per share.

4. DISCONTINUED OPERATIONS

Government Healthcare Services (including Department of National Defence)

In March of 2001, the Company was awarded an administrative management services contract (“the Contract”), the largest of its kind, to provide medical staffing for military bases of the Department of National Defence (“DND”) across Canada. The Contract had an initial period of three years ending on March 31, 2004, but it was amended and extended until March 31, 2005.

In May 2004, Public Works and Government Services Canada (“PWGSC”) re-tendered the Contract. Med-Emerg responded to the tender proposal and its bid was one of three considered by PWGSC (“the New Contract”). In December 2004 Med-Emerg learned that it was not successful in its bid to win the New Contract with DND. Its contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

In January 2005 the Company launched a Cdn$100,000,000 lawsuit against the winning bidder and a former employee of the Company. The Company believes that the successful bidder used confidential information obtained through the hiring of a former MEII employee to win the New Contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to MEII. On January 31, 2005, the Company filed a complaint with the Canadian International Trade Tribunal (“CITT”). The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, Med-Emerg questioned the manner in which the Government of Canada’s procurement for the DND medical staffing contract, valued at $448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposal (“RFP”). Specifically, the Company alleged that PWGSC:

  Awarded the New Contract to a bidder that did not meet the mandatory requirements of the bid;

    Introduced unpublished evaluation criteria to the evaluation process, and

  Failed to properly apply the published evaluation criteria.

In filing the complaint, the company sought to terminate the New Contract award to the winning bidder, to have MEII awarded the New Contract, or in the alternative, to have a new bid process conducted. In the further alternative, the Company asked that it be compensated for lost profit on the contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company’s complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs. The Federal Court of Appeal convened on March 22, 2006 to consider the matter. A ruling has not yet been received.

Ontario Medical Clinics Sale

On September 5, 2003 the Company entered into a transaction with AIM Health Group Ltd. (“AIM”) to dispose of MEII’s Ontario-based clinic operations and more specifically the following clinics: Elmvale, Merivale, Herongate, Kanata, Orleans, Hillside, Hampton, PSA, Caresource, Pond Mills, Central, Glenderry, Dundas and Wallaceburg.

The Company sold the subsidiary corporations that owned these clinics to AIM. The names of these corporations are as follows: 1189543 Ontario Inc. (and its subsidiaries 1180668 Ontario Inc., 1292363 Ontario Corporation and 1024528 Ontario Inc.), Med-Plus Health Centres Ltd. (and its subsidiary Glenderry Medical Walk-In Clinic Inc.), Med-Emerg Urgent Care Inc. and Caremedics (Elmvale) Inc.

F9

MEII sold all of the shares owned by MEII in these companies (including all assets and liabilities of the companies identified above), complete with all lease and employee obligations.

In consideration for the sale of the shares of these corporations, MEII received $597,763 ($775,000 CDN). The purchase price was settled as follows:

I.	$385,654 ($500,000 CDN) cash upon signing the purchase and sale agreement on September 5, 2003;

II.	$38,565 ($50,000 CDN) cash upon the date of closing of the transaction of the purchase and sale for the purchased shares;

III.	$38,565 ($50,000 CDN) cash on the later of the renegotiation of certain contractual obligations related to one of the clinic operations;

IV.	$145,591 ($175,000 CDN) by way of issuance by AIM of 175,000 Class A preferred shares in the capital of AIM, with a face value of $0.77 ($1 CDN) per share on September 30, 2003.

This transaction resulted in a $104,138 gain on disposition of these clinic companies as the net assets of the companies sold were less than proceeds received by MEII.

The Company has accounted for the investment using the cost method at a value of $0.77 ($1 CDN) for each Class A preferred share. It is the Company’s intention to hold the Class A preferred shares for greater than one year and accordingly it has classified the investment as long-term (see note 6).

Each Class A preferred share entitles the holder to receive for each fiscal year as declared by the board of directors of AIM a cumulative dividend at an amount equal to the greater of:

I.	Three (3%) percent of the amount recorded in the stated capital account maintained in respect of the Class A preferred shares of AIM (“fixed dividends”); and

II.	Twenty (20%) percent of the cumulative net income of the clinic corporations calculated under generally accepted accounting principles on a basis consistent with those of the previous years (“variable dividends”).

The cumulative amount of the fixed dividends paid to the holders of Class A preferred shares in prior years shall reduce the variable dividends payable to the holders of Class A preferred shares in a given year.

Alberta Medical Clinics Sale

On December 31, 2003, MEII’s indirect wholly-owned subsidiary YFMC Healthcare (Alberta) Inc. sold certain assets of the following four medical clinics located in the province of Alberta: Martindale Medical Centre, McKnight Village Medical Clinic, Jasper Avenue Medical Clinic, West Edmonton Mall Medical Centre. In consideration of the sale MEII received $15,426 ($20,000 CDN) in cash during the 2004 fiscal year.

This transaction resulted in a $51,581 loss on disposition of these clinic companies as the net assets of the companies sold were higher than proceeds received by MEII.

Manitoba Medical Clinic Sale

During the fourth quarter of 2003, MEII sold certain assets of the Wildwood Medical Centre located in Winnipeg, Manitoba. In consideration for the sale, MEII received $6,557($8,500 CDN) in cash. This transaction resulted in net loss of $19,024 upon disposition as the net assets of the companies sold were higher than proceeds received by MEII.

F10

The summarized statements of income (loss) for the Discontinued Operations are as follows:

	2005	2004	2003
Revenue	$11,523,166	$38,951,118	$46,570,653
Physician fees and other
direct costs	10,549,299	36,422,232	41,316,675
Gross margin	973,867	2,528,886	5,253,978
Operating, general and
administrative
expenses	724,233	1,208,919	4,750,448
Amortization	38,296	48,161	196,548
Other expense	67,333	236,832	469,625
Income (Loss) before
income taxes	144,005	1,034,974	(162,643)
Income taxes (recovery)	-	-	(1,321)
Minority interest	-	-	621
Gain (Loss) for the year	144,005	1,034,974	(161,943)
Gain on disposal of
discontinued operations	-	-	33,533
Gain (Loss) from
discontinued operations	$144,005	$1,034,974	($128,410)

The summarized balance sheets for the Discontinued Operations are as follows:

	2005	2004
Current assets
Cash	$68,003	$800
Accounts receivable	967,957	2,652,637
Prepaid expenses	-	2,254
	1,035,960	2,655,691
Property, plant and
equipment	-	38,596
	$1,035,960	$2,694,287
Current liabilities
Accounts payable and
accrued liabilities	$1,194,427	$3,607,406
Net assets	($158,467)	($913,119)

F11

5. ACCOUNTS RECEIVABLE

	2005	2004
Trade receivable	$2,122,594	$1,467,793
Allowance for doubtful accounts	(17,836)	(15,800)
	$2,104,758	$1,451,993

6. LONG-TERM INVESTMENT

	2005	2004
Investment in AIM Health Group Ltd.	$83,195	$83,195

MEII has an investment of 175,000 class A preferred shares of AIM as a result of disposition of the Ontario based clinics on September 30, 2003 (see note 4 for further details). It was determined that there was an impairment in the carrying value of the long term investment, and hence the investment has been written down by $57,626 in 2004. The asset was further tested for impairment in 2005, and a write down was not considered necessary.

7.		PROPERTY, PLANT AND EQUIPMENT
		2005			2004
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Furniture and fixtures	$304,169	$193,374	$ 110,795	$276,753	$162,493	$114,260
Computer software	431,155	385,882	45,273	329,557	254,120	75,437
Computer hardware	649,323	528,525	120,798	628,254	461,285	166,969
Leasehold improvements	272,014	138,960	133,054	196,650	83,073	113,577
	$1,656,661	$1,246,741	$ 409,920	$1,431,214	$960,971	$470,243

Amortization of property, plant, and equipment for the year amounted to $243,413 ($134,238 for December 31, 2004 and $52,851 for December 31, 2003).

8. GOODWILL

Goodwill amounting to $237,596 arose from the acquisition of the business of the Scarborough Pain Clinic in November 2004. The net purchase price was set at $204,026 plus $39,938 being the fair value of the 100,000 options granted to Dr Lorne Greenspan, the former owner and operator of the clinic, using the Black Scholes option pricing model. The fair value of the property, plant and equipment acquired was estimated to be $6,368, and the balance of $237,596 was recorded as goodwill. The net cash outflow for goodwill was $197,658 ($237,596 less non cash expense of $39,938). The Company has determined that there was no permanent decline in the value of the goodwill as at the year end.

9. NOTES PAYABLE

The unsecured notes payable were issued on September 30, 2001, are due on September 30, 2006 and bear interest at 7%, per annum. MEII may pay the principal amount and accrued interest at any time until maturity by way of cash or common stock or a combination of cash and common stock at the discretion of the Company.

There has been a change in the accounting policy concerning the promissory notes. Section 3860 of the CICA Handbook was amended in January 2004 (effective November 2004). The promissory notes were previously treated as equity, and shown as Convertible debentures. However, with the amendment of section 3860, they are now classified as a liability.

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10. LONG-TERM DEBT

The amount of $592,692 ($894,517 in 2004) pertains to the long-term portion of the Goods and Services Tax which is payable over a period of five years, as per an agreement between the Company and the Canada Revenue Agency (“CRA”). An amount of $24,765 ($30,000 CDN) is payable monthly and is reviewable every six months. Accordingly, the current portion of this debt has been classified under Accounts payable and accrued liabilities. The CRA has the right to register a Lien under the Personal Property Security Act with the Province of Ontario to secure its position.

11. CAPITAL STOCK
Authorized
Unlimited number of the following classes of shares and warrants :
   Preferred shares, voting, non-redeemable, non-retractable, having a cumulative dividend of
    US $0.27 per share payable by cash or shares at the option of the company;
    convertible to common shares
   Class "A", redeemable, retractable, non-cumulative preferred shares;
   Class "B", redeemable, retractable, non-cumulative preferred shares ;
   Special shares, issuable in series, with rights, privileges and restricitions to be fixed by the directors ;
   Common shares
   Common shares purchase warrants, redeemable, entitling holder to purchase one share of common stock at a price of US$0.20 per share to August 11, 2006.

Issued
	2005	2004
58,277,696 Common shares (2004-58,277,696 shares)	15,938,625	15,938,625
13,025,000 Common stock purchase warrants	106,111	106,111
(2004-13,025,000 warrants)
	$16,044,736	$16,044,736
	Common Shares
	Number	Amount
Balance, Deecmber 31, 2004	58,277,696	$15,938,625
Balance, December 31, 2005	58,277,696	$15,938,625
	Warrants
	Number	Amount
Balance, December 31, 2004	13,025,000	$106,111
Balance, December 31, 2005	13,025,000	$106,111

(a) Share Capital

On June 15, 2004, the Company issued 39,360,272 common shares for $4,500,000. As a condition of the transaction, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, the CEO of MEII, were converted into 9,348,000 common shares; and unpaid preferred share dividends which were in arrears, in the amount of $579,582, were forgiven.

The investment resulted from the previously announced letter of intent signed by MEII and Global Healthcare Workforce Limited (“GHW”) of London, UK.

The Investors received 43,708,272 common shares of MEII, of which 39,360,272 were purchased from the Company for $4,500,000 and 4,348,000 were purchased directly from the Preferred Shareholder for $500,000. Closing costs including legal, travel and due diligence costs for the equity financing amounted to $609,214, and were expensed during the second quarter. In addition to issuing the common shares, MEII also issued to the Investors and the former Preferred Shareholder, anti-dilution warrants (the “New Warrants”) to purchase common shares of MEII at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the Investors’ and former Preferred Shareholder to maintain their pro rata share of their equity position. On December 15, 2005, the Company filed a post-effective amendment to its Registration Statement, reducing the exercise price of the common stock purchase warrants from $0.50 to $0.20. The exercise price of the New Warrants is linked to the exercise price of the

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common stock purchase warrants. Accordingly, the exercise price of the New Warrants were similarly reduced. As of the filing of this report, the amendment has not been declared effective by the SEC.

(b) Stock Option Plan

The Company maintains two stock option plans for the benefit of directors, officers and employees. Plan A was approved by the security holders and Plan B was not approved by the security holders. Pursuant to an amendment of Plan A, the maximum number of options that may be granted shall not exceed 11,655,539. Options under Plan A expire no later than five years from the date of grant.

As at December 31, 2005 total options outstanding of 4,715,000 are comprised of 2,625,000 granted under the Plan A and 2,090,000 granted under Plan B. The following options were granted in 2005, 2004 and 2003:

Date	Quantity	Option	Expiry	Fair	Risk	Expected	Expected	Expected	Notes
		Price		Value	free	life	volatility	dividends
					rate
May 03	785,000	$0.50	May 08	370,662	2.68%	5 yrs	98%	NIL	(2)
Jan 04	100,000	$0.50	Jan 09	40,876	1.43%	5 yrs	102%	NIL	(2)
Jun 04	2,550,000	$0.115	Jun 09	57,746	1.43%	5 yrs	94%	NIL	(2)
Nov 04	100,000	$1.00	Nov 09	39,938	2.43%	5 yrs	123%	NIL	(1)
Aug 05	100,000	$0.30	Aug 10	16,921	3.55%	5 yrs	88%	NIL	(1)

Note (1): These options were granted where exercise price exceeds market price on grant date Note (2): These options were granted where exercise price equals market price on grant date

The 100,000 options issued in January 2004 were issued under Plan A and vested immediately. The options issued in June 2004 were issued under Plan B. 250,000 of these options vest 125,000 per year for two years. The remaining 2,300,000 options issued in June 2004 vest equally over five years, subject to certain earnings criteria being met. Since these criteria were not met in 2005, 20% of the options awarded under this plan were forfeited during the year and no stock compensation expense was booked, thereon. The 100,000 options issued in November 2004 were issued under Plan A and become exercisable May 15, 2006.

The 100,000 options issued in 2005 were issued under Plan A. They vested immediately and are exercisable until August 2010.

The following summarizes options outstanding as at December 31:
	Option		Number of Shares
	price
Expiry date	per share	2005	2004	2003
Apr-06	$0.500	1,440,000	1,440,000	1,440,000
Jun-07	$1.000	100,000	100,000	100,000
May-08	$0.500	785,000	785,000	785,000
Jan-09	$0.500	100,000	100,000	-
Jun-09	$0.115	2,090,000	2,550,000	-
Nov-09	$1.000	100,000	100,000	-
Aug-10	$0.30	100,000	-	-
		4,715,000	5,075,000	2,325,000
Weighted average exercise price		$0.34	$0.33	$0.52
at end of year

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	2005	2004	2003
Outstanding, beginning of year	5,075,000	2,325,000	2,270,000
Granted	100,000	2,750,000	785,000
Expired	-	-	-
Exercised	-	-	-
Forfeited	(460,000)	-	-
Cancelled	-	-	(730,000)
Outstanding, end of year	4,715,000	5,075,000	2,325,000

Exercisable, end of year	2,712,500	2,487,500	2,325,000

					Weighted
	Number	Options			Avg.
	of Shares	Exercisable	Option Price		Price
Outstanding January 1, 2003	2,270,000	2,270,000	$ 0.50	$1.00	$0.84
Granted	785,000		$ 0.50	$0.50	$0.50
Exercised	0
Cancelled	(730,000)		$ 0.50	$1.87	$1.48
Outstanding December 31, 2003	2,325,000	2,325,000	$ 0.50	$1.00	$0.52
Granted	2,750,000		$0.115	$1.00	$0.14
Exercised	0
Cancelled	0
Outstanding December 31, 2004	5,075,000	2,487,500	$0.115	$1.00	$0.32
Granted	100,000		$0.30	$0.30	$0.30
Exercised	0
Forfeited	(460,000)		$0.115	$0.115	$0.115
Outstanding December 31, 2005	4,715,000	2,712,500	$0.115	$1.00	$0.34

The following table describes the weighted average life of the outstanding options as of December 31, 2005:

		Remaining
		Weighted
		Average
Exercise	Options	Contractual	Options
Price	Outstanding	Life (Years)	Exercisable
0.115	2,090,000	3.5	187,500
0.300	100,000	4.7	100,000
0.500	2,325,000	1.2	2,325,000
1.000	200,000	2.7	100,000
	4,715,000		2,712,500

The Company expensed the fair value of the stock options granted during the year.

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(c ) Common stock purchase warrants

During the first quarter of 2003, the terms of the warrants were amended entitling each warrant holder to purchase one share of common stock at a price of $0.50 (previously $4.50) . The expiry of these warrants was extended from February 11, 2003 to February 11, 2005. The fair value determined by Black Scholes was $790,600, and the fair value assumptions were a risk-free rate of 2.49%, expected life of 2 yrs, expected volatility of 125% and expected dividends of NIL.

During the first quarter of 2005, the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. The terms of the warrants were amended such that if the common stock of MEII, closes at $0.70 or greater for thirty consecutives trading days, MEII has the right to redeem the Warrants at $0.01 per Warrant upon ten days prior notice. The fair value determined by Black Scholes was $228,347, and the fair value assumptions were a risk-free rate of 2.49%, expected life of 1 yr, expected volatility of 119% and expected dividends of NIL.

On December 15, 2005, the Company filed a post-effective amendment to its Registration Statement, reducing the exercise price of the common stock purchase warrants from $0.50 to $0.20. As of the filing of this report, the amendment has not been declared effective by the SEC. The fair value determined by Black Scholes was $62,092, and the fair value assumptions were a risk-free rate of 2%, expected life of 1 yr, expected volatility of 107% and expected dividends of NIL.

On February 10, 2006, the expiry of these warrants was extended from February 11, 2006 to August 11, 2006.

12.	CONTRIBUTED SURPLUS
		2005	2004
Stock compensation expense		$ 2,779,285	$ 2,408,404
Fair value of options in connection with acquisition of		39,938	39,938
Scarborough pain clinic
Share repurchase – difference between cost per share		46,292	46,292
and assigned value
Fair value of warrants and stock options issued in		41,775	41,775
connection with the acquisition of YFMC Healthcare Inc.
		$2,907,290	$2,536,409

During the first quarter of 2005, the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. As a result of this, stock compensation expense of $228,347 was determined and was credited to contributed surplus (note 11c). In addition, an amount of $26,006 has been recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the first quarter of 2005. These amounts were credited to contributed surplus.

During the second quarter of 2005, an amount of $20,367 was recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the second quarter of 2005. These amounts were credited to contributed surplus.

During the third quarter of 2005, an amount of $16,921 was recorded as stock compensation expense for 100,000 options granted as per section 3870 of the CICA handbook (note 11b). In addition, an amount of $8,619 was recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the third quarter of 2005. These amounts were credited to contributed surplus.

During the fourth quarter of 2005, an amount of $62,092 was recorded as stock compensation expense for re-pricing of warrants and this amount was credited to contributed surplus (note 11c). In addition, an amount of $8,529 was recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the fourth quarter of 2005. These amounts were credited to contributed surplus.

During the first quarter of 2004, 100,000 options were granted with an exercise price of $0.50 per option. The options vested immediately and are available for a term of five years expiring on January 30, 2009. Due to the issuance of new options the fair value, amounting to $40,876, was been determined using an option pricing model (Black Scholes) as per section 3870 of the CICA handbook (note 11b). This amount was credited to contributed surplus.

During the second quarter of 2004, 250,000 options were granted to an employee with an exercise price of $0.115 per option. 125,000 options would vest annually. Options for 125,000 shares shall be exercisable on the first anniversary and options for the remaining 125,000 would be exercisable on the second anniversary of the award. Due to the issuance of new options, the fair

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value amounting to $57,746 was determined using an option pricing model (Black Scholes) as per section 3870 of the CICA handbook (note 11b). This amount was credited to contributed surplus.

Options amounting to 1,000,000 each were granted to two employees, and 150,000 each to two other employees, at an exercise price of $0.115 per option. The vesting of these options occurs in equal amounts over five years, subject to an earnings hurdle test. Since the earnings test was not achieved during the first year, no expense was recognized during 2005.

During the fourth quarter of 2004, 100,000 options were granted in connection with the acquisition of the Scarborough pain clinic. An amount of $39,938 was credited to contributed surplus (note 11b).

During the first quarter of 2003, the terms of warrants were amended entitling each warrant holder to purchase one share of common stock at a price of $0.50 (previously $4.50) . Due to this amendment, the fair value amounting to $790,600 was determined, and was credited to contributed surplus (note 11c).

13. FUTURE INCOME TAXES

At December 31, 2005, the Company has losses available to reduce future federal and provincial taxable income of approximately $10 million. These losses expire between tax years 2006 and 2015. The future tax benefits available as a result of these losses have been fully provided for in the consolidated financial statements.

14. SHAREHOLDERS’ EQUITY (DEFICIT)

The Consolidated Financial Statements are prepared in accordance with Canadian GAAP. Differences between Canadian and United States accounting principles are described in note 21, and hence Shareholders’ equity (deficit) is presented as per Canadian GAAP and US GAAP.

SHAREHOLDERS’ EQUITY (DEFICIT) CANADIAN GAAP
CAPITAL STOCK	2005	2004	2003
Balance at the beginning of the year	16,044,736	11,544,736	11,544,736
Shares issued to new investors	-	4,500,000	-
Balance at the end of the year	16,044,736	16,044,736	11,544,736
CONTRIBUTED SURPLUS
Balance at the beginning of the year	2,536,409	2,397,849	1,236,587
Stock option compensation	370,881	98,622	1,161,262
Fair value of options in connection with acquisition
of Scarborough pain clinic	-	39,938	-
Balance at the end of the year	2,907,290	2,536,409	2,397,849
DEFICIT
Balance at the beginning of the year	(17,221,105)	(16,425,309)	(14,715,653)
Net loss attributable to common shareholders	(856,557)	(795,796)	(1,709,656)
Balance at the end of the year	(18,077,662)	(17,221,105)	(16,425,309)
CUMULATIVE TRANSLATION ADJUSTMENT	(792,887)	(800,791)	(965,418)
SHAREHOLDERS' EQUITY (DEFICIT)	81,477	559,249	(3,448,142)

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SHAREHOLDERS’ EQUITY (DEFICIT) US GAAP
CAPITAL STOCK	2005	2004	2003
Balance at the beginning of the year	17,096,202	12,596,202	12,596,202
Shares issued to new investors	-	4,500,000	-
Balance at the end of the year	17,096,202	17,096,202	12,596,202
CONTRIBUTED SURPLUS
Balance at the beginning of the year	2,572,815	2,434,255	1,272,993
Stock option compensation	370,881	98,622	1,161,262
Fair value of options in connection with acquisition
of Scarborough pain clinic	-	39,938	-
Balance at the end of the year	2,943,696	2,572,815	2,434,255
DEFICIT
Balance at the beginning of the year	(17,221,105)	(16,425,309)	(14,715,653)
Net loss attributable to common shareholders	(856,557)	(795,796)	(1,709,656)
Balance at the end of the year	(18,077,662)	(17,221,105)	(16,425,309)
CUMULATIVE TRANSLATION ADJUSTMENT	(792,887)	(800,791)	(965,418)
SHAREHOLDERS' EQUITY (DEFICIT)	1,169,349	1,647,121	(2,360,270)

15. BASIC LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS

Basic loss per share attributable to common shareholders is calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated using the treasury stock method in accordance with the recommendations of Handbook section 3500. Had share options and common share purchase warrants been exercised the effect on the basic loss per share would be anti-dilutive.

	2005	2004	2003
Basic loss per common share:
Continuing operations	$(0.02)	$(0.05)	$(0.17)
Discontinued operations	$(0.00)	$0.03	$(0.01)

16. NOTES TO THE STATEMENT OF CASH FLOWS

(i) Changes in non-cash working capital components

	2005	2004	2003
Accounts receivable	$ (652,765)	$556,089	(1,261,009)
Prepaid expenses	(13,173)	6,864	(17,239)
Accounts payable and
accrued liabilities	488,655	(968,048)	1,569,748
	$ (177,283)	$(405,095)	291,000

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(ii) Property, plant, and equipment

Property, plant, and equipment purchased during the year amounted to $183,089 ($487,412 for December 31, 2004, and $136,559 for December 31, 2003). Purchases were financed by cash payments.

(iii) Interest and income taxes paid

Operating expenses reflect interest expense of $61,867 for the year ended December 31, 2005 ($100,477 of interest expense for December 31, 2004 and interest expense of $112,955 for December 31, 2003); and income tax recoveries of $nil for the year ended December 31, 2005 ($nil for December 31, 2004 and $2,458 for December 31, 2003).

(iv) Non cash transaction There were no non-cash transactions during the year.

17. COMMITMENTS

The Company is committed to payments under operating leases of its premises and equipment, long-term debt and notes payable totaling $2,922,824. Annual payments are as follows:

CONTRACTUAL OBLIGATIONS
							Total
	2006	2007	2008	2009	2010	Thereafter	Obligations
Long-term
debt[1]	331,212	331,212	302,967	-	-	-	965,392
Operating
lease
obligations	403,120	403,570	226,377	109,583	21,385	14,897	1,178,932
Notes
payable[2]	778,500	-	-	-	-	-	778,500
Total	$1,512,832	$734,782	$529,344	$109,583	$21,385	$14,897	$2,922,824
Notes:

1 – Includes interest on long-term debt at the prescribed rate established by the Canada Revenue Agency (CRA), currently set at 7%. These interest costs have been waived by CRA in recent years.

2 – Includes interest at the rate of 7%. Interest is payable in cash or by the issuance of common stock, or any combination thereof.

18.	CONTINGENT LIABILITIES

	(i)	There is uncertainty with respect to the Company’s liability for Goods and Services tax pertaining to certain services that it provides. The measurement of this uncertainty is not determinable and accordingly no provision has been made in respect thereof in these consolidated financial statements.

	(ii)	There is uncertainty with respect to the Company’s liability arising from a contractual dispute with a customer. Based on the advice of counsel, the Company is of the view that it is unlikely that the Company will be found liable for these costs. The costs associated with this contingent liability range from $500 thousand to $1.5 million.

	(iii)	Claims have been made against the Company for general damages for breach of contract and in tort. Claims for approximately $482,000 has been made against the company for wrongful termination of a person working on a third party contract. Another claim for unspecified damages has been made against the company for wrongful dismissal
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and breach of contract. The Company’s lawyers are of the view that liability, if any, would be the responsibility of the third party contractor. The Company’s lawyers are of the opinion that the amount claimed grossly exceeds what a court would award in light of the current law. Since the Company’s lawyers are of the opinion that these claims are unlikely to succeed, no provision has been made in respect thereof in these consolidated financial statements.

(iv)	The Company sub-leased certain premises to third parties when it disposed of its clinic operations. In case of payment defaults by the third parties, the Company could be held liable for rent on these premises. Rent for these premises over the next seven years, during the respective lease terms, totals $1.2 million. In July 2005, the Company was notified that one of the third parties was in default on their rent. In November 2005, the Company resumed operation of the related clinic when the third party abandoned the business. No obligation was inherited by the Company for delinquent rent or other payments.

Any liability resulting from the above will be reflected as a charge to income in the year incurred.

19. FINANCIAL INSTRUMENTS

FAIR VALUE

The carrying value of accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of these items. The carrying value of the notes payable and the long-term debt approximate fair value as the instruments’ interest rates are comparable to rates currently offered for debt instruments of similar risk and maturities.

CREDIT RISK

The company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the company has adopted credit policies which include regular review of their credit limits.

20. SUBSEQUENT EVENTS

During the first quarter of 2006, the terms of the 1,437,500 common stock purchase warrants issued in February 1998 were amended, extending the expiry of these warrants from February 11, 2006 to August 11, 2006.

21. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which conform in all material respects with those in the United States (“U.S. GAAP”) during the periods presented, except with respect to the following:

(a) Shareholders’ equity

Under Canadian GAAP, the purchase price of an acquisition is determined based on the share price on the date the transaction is consummated. Under U.S. GAAP, the purchase price of an acquisition where shares are issued is determined based on the share price for the period surrounding the announcement date of the acquisition. The share price used for the YFMC Healthcare Inc. acquisition in 1999 under Canadian GAAP was $1.25. The share price used for the YFMC Healthcare Inc. acquisition under U.S. GAAP was $1.859. The difference was allocated to Goodwill at that time. Subsequently, the Goodwill was impaired and written-off.

Under U.S. GAAP, detachable stock purchase warrants are given separate recognition from the primary security issued. Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance. Under Canadian GAAP, the detachable stock purchase warrants issued in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered, have been given no recognition in the consolidated financial statements. Under U.S. GAAP, based on an ascribed fair value of $0.364 for each of the 1,000,000 share purchase warrants issued, share capital would be lower by $ 36,406 and, given that the share purchase warrants were cancelled, the carrying amount of contributed surplus would be increased by $ 36,406.

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Under U.S. GAAP the effect on Shareholders’ equity would be adjusted as follows:

	2005	2004
Capital stock (as previously shown)	$16,044,736	$16,044,736
Capital stock issued on purchase of YFMC Healthcare	1,087,872	1,087,872
Inc.
Ascribed fair value of share purchase warrants issued	(36,406)	(36,406)
Capital stock - U.S. GAAP	17,096,202	17,096,202
Contributed surplus (as previously shown)	2,907,290	2,536,409
Share purchase warrants	36,406	36,406
Paid-in-capital - U.S. GAAP	2,943,696	2,572,815
Deficit (as previously shown)	(18,077,662)	(17,221,105)
Cumulative translation adjustment	(792,887)	(800,791)
Shareholders’ equity - U.S. GAAP	$ 1,169,349	$ 1,647,121

(b) Comprehensive loss

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130), establishes standards for reporting and display of comprehensive income and its components in the consolidated financial statements. Under U.S. GAAP, the comprehensive loss for the fiscal year ended December 31, 2005, 2004 and 2003 would be adjusted as follows:

	2005	2004	2003
Net loss	$(856,557)	$(1,341,205)	$(1,574,650)
Foreign currency
translation adjustment	7,904	164,627	(557,887)
Comprehensive loss	$(848,653)	$(1,176,578)	$(2,132,537)

The foreign currency translation adjustments are not currently adjusted for income taxes. The company is situated in Canada, and the foreign currency translation adjustments relate to the translation of the consolidated financial statements from Canadian dollars into United States dollars, solely for the convenience of the readers.

(c) Recently issued accounting standards

The following standards were issued by the Financial Accounting Standards Board during 2005 and 2004:

SFAS No. 151-Inventory Costs—an amendment of ARB No. 43, Chapter 4 (Issued 11/04). This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).

SFAS No. 152-Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position.

SFAS No. 153-Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.

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SFAS No. 123 (revised 2004)-Share-Based Payment. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.

SFAS No. 132 (revised 2003)- Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106 (Issued 12/03). This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions.

SFAS No. 154 - Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

SFAS No. 155 - Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

SFAS No. 156 - Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows as it relates to the reconciliation of Canadian and United States accounting policy differences.

22. SEGMENTED INFORMATION

The Company operated under three business units during 2005 as follows: Staffing Solutions, Medical Services, and Healthcare Consulting Services.

The Staffing Solutions unit contracts with hospitals for the provision of physician staffing, nurse staffing and administrative support services. The Company also contracts with clinical facilities and local communities for the locum or permanent placement of a physician in a community.

The Medical Services unit provides infusion services to patients suffering from Crohn’s disease and rheumatoid arthritis and pain management services.

The Healthcare Consulting unit provides select Canadian public and private institutions, consulting services on a variety of healthcare topics.

F22

The segmented information for the business units are as follows:
	2005
	Staffing	Medical	Healthcare	Consolidated
	Solutions	Services	Consulting
Revenue	$9,284,794	$3,976,161	$1,131,692	$14,392,647
Gross margin	$1,735,469	$1,396,999	$581,568	$3,714,036
Net income (loss) before discontinued operations	$(243,277)	$(645,636)	$(111,649)	$(1,000,562)
Property, plant and equipment employed at end of
year	$105,615	$198,690	$105,615	$ 409,920
Amortization	$113,674	$91,523	$38,216	$243,413

	2004
	Staffing	Medical	Healthcare	Consolidated
	Solutions	Services	Consulting
Revenue	$7,479,124	$1,227,533	$789,912	$9,496,569
Gross margin	$1,345,490	$544,454	$335,477	$2,225,421
Net income (loss) before discontinued operations	$(1,294,225)	$(633,499)	$(448,455)	$(2,376,179)
Property, plant and equipment employed at end of year	$149,738	$170,767	$149,738	$470,243
Amortization	$81,214	$32,888	$20,136	$134,238

	2003
	Staffing	Medical	Healthcare	Consolidated
	Solutions	Services	Consulting
Revenue	$13,211,324	$887,237	$ 156,091	$14,254,652
Gross margin	$2,177,563	$426,828	$ 156,091	$2,760,482
Net income (loss) before discontinued operations	$(1,030,608)	$(303,707)	(111,925)	$(1,446,240)
Property, plant and equipment employed at end of year	$99,509	$17,560	$ NIL	$117,069
Amortization	$41,224	$8,456	$ 3,171	$52,851

F23

23. RELATED PARTY TRANSACTIONS

Consulting fees of approximately $57,784 (Cdn$70,000) were paid to each of two directors, who were retained as consultants ($31,374 in 2004 and $43,000 in 2003). Their contracts expired in June 2005. Administrative fees of approximately $24,765 (Cdn$30,000) were paid to a related Company ($Nil in 2004). There are no related party balances outstanding at the year end.

24. COMPARATIVE FIGURES

Certain figures in the 2004 and 2003 consolidated financial statements have been reclassified to conform with the basis of presentation in 2005.

(a) There has been a change due to operations of Government Healthcare Services being classified as discontinued operations (note4).

(b) Amendments based on a review of FRR 210, concerning quasi reorganizations, which led management to reverse the accounting treatment previously applied. The net loss attributable to common shareholders and basic loss per common share from continuing and discontinued operations, assets, liabilities and cashflows remain unchanged. The overall Shareholders’ Equity too remains unchanged, but the allocation between Capital Stock, Contributed Surplus and Deficit has changed.

F24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      Indemnification of Directors and Officers.

The following sections describe the rights of directors or officers to indemnification under the Business Corporations Act (Ontario) (the “BCA” ) or our corporate by-laws (the “By-laws” ).

Pursuant to the BCA we may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (collectively hereinafter referred to as a “Director” ), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment (collectively hereinafter referred to as “Costs” ), reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate (collectively hereinafter referred to as “Proceedings” ), if s/he fulfills the following conditions (the “Conditions”):

(a)	s/he acted honestly and in good faith with a view to our best interests; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, s/he had reasonable grounds for believing that his/her conduct was lawful.

Under the BCA we also may, with the approval of the court, indemnify a Director in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the Director is made a party by reason of being or having been a Director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the Conditions.

Under the BCA, a Director is also entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the Director in connection with the defense of any civil, criminal or administrative action or proceeding to which s/he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the Director,

(a)	was substantially successful on the merits in his or her defense of the action or proceeding; and

(b)	fulfils the Conditions.

Pursuant to both the BCA and the By-laws, we may purchase and maintain insurance for the benefit of a Director against any liability incurred:

(a)

in his or her capacity as a Director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation;

(b)

in his or her capacity as a Director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

Either we, or a Director, may apply to the court for an order approving an indemnity under the BCA and the court may so order and make any further order it thinks fit.

Our By-laws state that every Director and officer shall, in exercising his or her powers and discharging his or her duties, act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no Director or officer shall be liable for the acts, receipts, neglects or defaults of any other Director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of our moneys, securities or effects shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of the office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

Our By-laws obligate us to indemnify a Director against all costs reasonably incurred by him or her in respect of any Proceedings if s/he satisfies the Conditions. We shall also indemnify that person in such other circumstances as the Act or law permits or requires.  Nothing in our By-laws limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of our By-laws.

INDEMNIFICATION AGREEMENTS

We may enter into indemnification agreements with our directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

ITEM 25.      Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee	$1,187.70
Legal fees and expenses	$10,000
Accounting fees and expenses	$1,500
Printing and miscellaneous expenses	$0
Total	$12,687.70

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Securities Act.

On June 15, 2004, the Company issued 39,360,272 common shares for $4,500,000. As a condition of the transaction, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, the CEO of MEII, were converted into 9,348,000 common shares; and unpaid preferred share dividends, in the amount of $579,582, were forgiven.

The investment resulted from the previously announced letter of intent signed by MEII and Global Healthcare Workforce Limited (“GHW”) of London, UK.

The Investors received 43,708,272 common shares of MEII, of which 39,360,272 were purchased from the Company for $4,500,000 and 4,348,000 were purchased directly from the Preferred Shareholder for $500,000. Closing costs including legal, travel and due diligence costs for the equity financing amounted to $609,214, and were expensed during the second quarter of 2004.

In addition to issuing the common shares, MEII also issued to the Investors and the former Preferred Shareholder, anti-dilution warrants (the “New Warrants”) to purchase up to 13,518,750 common shares of MEII at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the Investors and former Preferred Shareholder to maintain their pro rata share of their equity position.

In connection with the settlement of the outstanding litigation, on July 11, 2006, we sold to Calian 8,750,000 shares of Series I Special Shares (the “Series I Shares”) for aggregate gross proceeds to us of approximately CDN $3.5 million (equal to approximately $3.1million). At the closing of the purchase of the Series I Shares, we received CDN $1.75 million (equal to approximately $1.57 million). The remainder of the purchase price of CDN $1.75 million (equal to approximately $1.57 million) has been deposited into escrow and will be paid to us as follows: (i) the amount of CDN $0.875 million (equal to approximately $0.785 million) will be paid to us upon the filing by the Company of the Registration Statement and the (ii) remainder of the consideration will be paid at such time as the Registration Statement has been declared effective.

ITEM 27.      Exhibits

3.1	Certificate of Incorporation and Amendments thereto of the Company. (1)
3.2	By-laws of the Company. (1)
4.1	Form of Warrant Agreement. (1)
4.2	Specimen Common Stock Certificate. (1)
4.3	Specimen Warrant Certificate. (1)
4.4	Amendment to the Company's Articles - Series I Special Shares (2)
5.1	Opinion of Aboudi & Brounstein *
10.1	Employment Agreement dated as of May 31, 2004 between the Company and Ramesh Zacharias. (1)+
10.2	Employment Agreement dated as of May 31, 2004 between the Company and Sidney Braun. *+
10.3	Employment Agreement dated as of May 31, 2004 between the Company and Donald Ross. *+
10.4	Employment Agreement dated as of May 31, 2004 between the Company and William Danis. *+
10.5	Operating lease covering the Company's facilities. (1)
10.6	1997 Stock Option Plan. (1)+
10.7	Form of Hospital Contract. (1)
10.8	Form of Physician Contract for Clinical Operations. (1)
10.9	Form of Physician Contract for Emergency Services. (1)
10.10	Securities Purchase Agreement by and between the Company and the individuals or entities named therein dated May 31, 2004.*
10.11	Subscription Agreement dated as of July 11, 2006 between the Company and Calian Technologies Ltd. (2)
10.12	Investors Rights Agreement dated as of July 11, 2006 between the Company and Calian Technologies Ltd. (2)
21	Subsidiaries of the Company*
23.1	Independent Auditors' Consent*
23.2	Consent of Aboudi & Brounstein (contained in item 5.1)

+	Management agreement
*	Filed herewith.
(1)

Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (No. 333-21899) filed with the U.S. Securities and Exchange Commission and declared effective on February 4, 1998.

(2)	Incorporated by reference from the Registrant's current report on Form 8-K filed on July 14, 2006

ITEM 28.      Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada on this 28th day of August 2006.

MED-EMERG INTERNATIONAL, INC.

By:	/s/ Ramesh Zacharias

Ramesh Zacharias
Chief Executive Officer (Principal Executive Officer)

By:	/s/ William J. Danis

William J. Danis
Chief Financial Officer (Principal Financial and Accounting Officer)

 In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Sinclair	/s/ Jacob (Koby) Ofek
_______________________________	_____________________________
Michael Sinclair	Jacob (Koby) Ofek
Chairman of the Board	Director
DATE: August 28, 2006	DATE: August 28, 2006

/s/ Ramesh Zacharias	/s/ Lewis MacKenzie
_______________________________	_____________________________
Ramesh Zacharias	Lewis MacKenzie
Director, Chief Executive Officer (Principal Executive Officer)	Director
DATE: August 28, 2006	DATE: August 28, 2006

/s/ John Yarnell	/s/ Manfred Walt
_______________________________	_________________________
John Yarnell	Manfred Walt
Director	Director
DATE: August 28, 2006	DATE: August 28, 2006

/s/ Sidney Braun	/s/ William J Danis
_______________________________	__________________________
Sidney Braun	William J Danis
President and Chief Operating Officer	Chief Financial Officer (Principal Financial and Accounting Officer)
DATE: August 28, 2006	DATE: August 28, 2006

Exhibit 23.1

Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

TORONTO, MONTREAL, OTTAWA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated March 8, 2006 on the consolidated financial statements of Med-Emerg International Inc. (the “Company”) for the fiscal year ended December 31, 2005 included in its Registration Statement on Form SB-2 being filed by the Company.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada

August 25, 2006

Chartered Accountants